As filed with the Securities and Exchange Commission on January 18, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEAH POWER SYSTEMS, INC.
(Exact name of small business issuer in its charter)

Nevada	3690	88-0418806
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

22122 20th Ave SE, Suite 161
Bothell, Washington 98021
(425) 424-3324
(Address and telephone number of principal executive offices)

Paul Abramowitz
President & CEO
Neah Power Systems, Inc.
22122 20th Ave SE, Suite 161
Bothell, Washington 98021
(425) 424-3324
(Name, address and telephone number of agent for service)
With copy to:

John C. Kirkland, Esq.
Dreier Stein Kahan Browne Woods George LLP
The Water Garden
1620 26th Street, Suite 600N
Santa Monica, California 90404
(424) 202-6050
Fax: (424) 202-6250

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.001 par value per share	21,975,000	$0.116	$2,549,100	$100
Common stock, $0.001 par value per share(3)	750,000	$0.116	$87,000	$3
Common stock, $0.001 par value per share(4)	1,925,288	$0.116	$223,333	$9
Total	24,650,288	$0.116	$2,859,433	$112

(1) This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based on the $0.116 average of the high and low prices of the common stock on January 17, 2008, as reported on the OTC Bulletin Board.

(3) Shares issuable to selling stockholders upon exercise of warrants.

(4) Shares issuable to selling stockholders upon exercise of convertible promissory notes.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject To Completion, Dated January 18, 2008

24,650,288 Shares

Common Stock

The selling stockholders identified in this prospectus are offering 24,650,288 shares of common stock, including 750,000 shares underlying warrants and 1,925,288 shares underlying convertible promissory notes. We will not receive any of the proceeds from the sale of shares by these selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol “NPWS.” On January 17, 2008, the last reported sale price of our common stock was $0.13 per share.

Investing on our common stock is speculative and involves substantial risks. See “Risk Factors” beginning on page 3 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2008

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, especially “Risk Factors” and our financial statements and related notes.

As used in this prospectus, the terms “Neah Power,” “Company,” “we,” “our” and like references mean and include both Neah Power Systems, Inc., a Nevada corporation (formerly, Growth Mergers, Inc.) , and its wholly-owned subsidiary, Neah Power Systems, Inc., a Washington corporation, on a combined basis, (b) the term, “Neah Power Washington” refers only to the Washington corporation. Except as otherwise expressly indicated, all references to shares of capital stock, notes, warrants, options and other outstanding securities mean securities only of the Nevada corporation.

The term “selling stockholders” means certain holders of our common stock and those holders of our notes and warrants convertible into or exercisable for our common stock which is being registered for resale simultaneously.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information.

Our Company and Plan of Operation

We are engaged in the research and development of fuel cells designed to replace existing rechargeable battery technology used in mobile electronic devices. Most electronic devices, including notebook computers and tactical radios for military and homeland security, used rechargeable batteries based on lithium ion technology. Based on our research and testing, we believe we can develop a commercially viable fuel cell that will outperform lithium ion batteries in terms of run time, recharge time, portability and other measures of battery performance. Our fuel cell solution is particularly beneficial when an application requires the user to carry more than one battery, since our fuel cell will be refilled by cartridges and the user will only need to carry one fuel cell and additional cartridges.

We are developing a direct methanol micro fuel cell using our patented technology which is based on porous silicon. The fuel cells we have planned and designed are intended to be viable replacements of many types of batteries typically in use today, such as the lithium-ion and lithium-polymer power sources that drive most laptop and notebook computers and many other types of electronic equipment.

Recent trends continue to show the need for better and longer-lasting power solutions to close the “power gap” thus enhancing mobility and productivity.

Based on user demand, mobile electronic companies continue to add features for richer experiences. Notebook PC makers, for example, in recent years have enhanced their products with larger, more vivid color displays, faster processors, larger hard drives, DVD and/or CD drives, as well as multimedia and wireless networking capabilities. Each of these additions requires more power and, taken together, can be a significant drain on the PC’s limited battery capacity.

Users are also more dependent on these mobile devices and using them longer without access to A/C power, compounding the “power gap.” Sales of notebook PCs continue to grow faster than those of the overall PC market, and now represent more than half of all PCs sold. Moreover, with the growth and widespread availability of high-speed wireless connections (Wi-Fi) in corporate offices and public locations, “persistent” computing - constant connectivity to the Internet, email and corporate files - is becoming commonplace, creating additional demands for longer-lasting power.

We believe that our fuel cells, when fully developed, will be capable of bridging the power gap by having more power, a longer life and an instant recharge system using replacement fuel cartridges. In addition, we believe that they will be smaller and lighter than the batteries currently in use.

Having achieved stable, high power operation of our silicon-based chemical reactor (also referred to as a “stack”), we assembled a complete non-enclosed working prototype, including all auxiliary subsystem components, for bench-top testing during September 2007.

Our Offices

Our principal executive offices are located 22122 20th Ave SE, Suite 161, Bothell, Washington 98021, telephone (425) 424-3324. We maintain a Web site at www.neahpower.com. The content of this site does not constitute a part of this prospectus.

THE OFFERING

Common stock offered by selling stockholders	24,650,288 shares
Common stock outstanding as of November 30, 2007	139,290,186 shares
OTC Bulletin Board symbol	NPWS

Risk Factors

Prior to making a decision about investing in our common stock, you should carefully consider the specific risks contained in the section titled “Risk Factors” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing in the registration statement of which this prospectus is a part.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus.

	Nine Months ended September 30, 2007 And the Fiscal Year Ended December 31, 2006
	2007	2006
	(Audited)
Statement of Operations
Total Revenues	$49,057	$0
Operating Expenses:
Research and development	3,567,807	4,347,868
General and Administrative	2,119,196	2,572,712
Total Operating Expenses	5,687,003	6,920,580
Loss from Operations	(5,637,946)	(6,920,580)
Interest Expense	(339,337)	(1,112,548)
Net Loss	$(5,977,283)	$(8,033,128)

	Nine Months Ended September 30, 2007 And the fiscal Year Ended December 31, 2006
	2007	2006
Balance Sheet Data
Total Assets	$996,100	$1,597,369
Total Liabilities	1,158,410	3,726,480
Working Capital Deficiency	(359,400)	(2,563,170)
Stockholders Deficiency	(162,310)	(2,129,111)

RISK FACTORS

Risk Factors

An investment in our company is highly speculative in nature and involves an extremely high degree of risk. If any of the events, contingencies, circumstances or conditions described in this risk factors section actually occur, our business, financial condition or results of operations could be seriously harmed.

Risks Related to Our Business

Our Auditors Have Issued a “Going Concern” Modification In Their Report On Our Financial Statements. Our auditors’ report on the Neah Power Washington financial statements as at September 30, 2007 and for the transition period then ended and the fiscal year ended December 31, 2006, indicates that there is substantial doubt about our ability to continue as a going concern based upon our balance sheet, cash flows and liquidity position. See Note 2 to Financial Statements.

We Have Experienced Severe Working Capital And Liquidity Shortages And Expect To Continue To Do So For The Near Future. We had a working capital deficiency of $359,400 at September 30, 2007, and at December 31, 2006, we had a working capital deficiency of $2,563,170. Our cash operating expenses are approximately $500,000 per month, and we have minimal revenues. We expect this situation to continue for the foreseeable future. We are in the process of finalizing negotiations with the Department of Defense (“DoD”) and the Office of Naval Research (“ONR”) for a contract relating to an appropriation for up to $1.31 million, primarily for expense reimbursement over approximately a twelve month time frame for a project that would start in early 2008 subject to execution of an agreed contract.

We Will Need To Raise Significant Additional Capital To Continue Our Business Operations. Our cash position at September 30, 2007 was $710,441 as compared to our cash position at December 31, 2006, of $1,141,905. Our current monthly cash operating expenses are approximately $500,000. In the event we are unable to obtain, on a timely basis, the additional financing required to meet our cash needs, we will have to reduce or curtail operations which would materially and adversely affect our development efforts. Even if such financing is obtained, it may not be on commercially acceptable terms or may otherwise substantially dilute the equity interests of current stockholders in our company.

We Have A History Of Losses Since Our Inception, We Expect Future Losses And We May Never Achieve Or Sustain Profitability. We have incurred net losses each year since our inception and had accumulated losses of approximately $35.6 million through September 30, 2007. We expect to continue to incur net losses at least through our fiscal year 2008 and these losses may be substantial. To implement our business strategy, we will have to incur a high level of fixed operating expenses and we will continue to incur considerable research and development expenses and capital expenditures. Accordingly, if we are unable to generate substantial revenues and positive cash flows we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our Ability To Generate Future Revenues Will Depend On A Number Of Factors, Many Of Which Are Beyond Our Control. These factors include the rate of market acceptance of our products, regulatory developments and general economic trends. Due to these factors, we cannot anticipate with any degree of certainty what our revenues, if any, will be in future periods. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a new and rapidly evolving market.

We Have Had No Commercial Product Sales. We May Not Be Able To Manufacture Or Commercialize Our Products In A Cost-Effective Manner. We are still a research and development company and have not made any product sales. Our activities have been limited to demonstration and prototype models. We may not be able to produce any of our products in a cost-effective manner, if at all, and, if produced, we may not be able to successfully market these products. See "Description of Business."

We May Not Be Able To Develop The Necessary Technology To Introduce And Market Our Products In A Timely Fashion, If At All. Our product and technology development efforts are subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Partially due to our lack of adequate funding, Neah Power Washington failed to timely meet its initial milestones under an existing development agreement with a government contractor. Although we are continuing to operate under such agreement, there is no assurance that such contract will not be cancelled and our funding ceased.

Our future success will depend upon our products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. None of our proposed products and technologies may ever be successfully developed, and even if developed, they may not actually perform as designed.

Failure to develop, or significant delays in the development of, our products and technology would have a material adverse effect on our ability to sell our products and generate sufficient cash to achieve profitability.

Market Acceptance Of Our Fuel Cell Products May Take Longer To Occur Than We Anticipate Or May Never Occur. Our silicon-based fuel cell products represent a new technology and our success will depend on this technology achieving market acceptance. Because we design our products to capitalize on markets that presently utilize or are serviced by products from traditional and well-established battery manufacturers, we may face significant resistance from end-users to adopt a new and alternative power source technology.

Fuel cell products for portable and mobile applications represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our products. The development of a mass market for our portable and mobile products may be impacted by many factors, some of which are beyond our control, including:

•	cost competitiveness of portable and mobile products;

•	consumer reluctance to try our products;

•	consumer perception of our systems’ safety; and

•	emergence of newer, more competitive technologies and products.

If a mass market develops more slowly than we anticipate or fails to develop, we may not be able to recover the expenses we incurred to develop these products. See Competition on page 36.

Certain Corrosive Acids Used In Our Fuel Cells May Limit Their Acceptance. The electrolyte and oxidant components of our fuel cells include a sulfuric and nitric acid base. Although we intend to manufacture our containers in a manner that we believe will virtually eliminate the risk of leakage, there can be no assurance that manufacturing or design defects will not cause leaking of these highly corrosive and toxic acids. In addition, the very existence of this element of our products may cause OEM and other potential volume purchasers to be reluctant to replace existing PEM and other technologies with our fuel cell systems. In addition, we may be required to place warning labels on any consumer products we distribute.

Consumers May Not Choose To Adopt The Notion Of Purchasing Cartridges. Even if we achieve the acceptance of our fuel cells by OEMs, consumers might buy substantially fewer cartridges than we anticipate. Since no portable fuel cell product has been successful in the market, consumer behavior and acceptance is unknown.

Failure of Our Field Tests Could Negatively Impact Demand For Our Products. We have not yet begun field testing our products. We may encounter problems and delays during field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our prototypes properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

We Do Not Have The Manufacturing Experience To Handle Large Commercial Requirements. We may not be able to develop manufacturing technologies and processes and expand our plant facilities to the point where they are capable of satisfying large commercial orders, including the demand for both military and commercial fuel cell systems. Development and expansion of these technologies and processes require extensive lead times and the commitment of significant financial, engineering and human resources. We may not successfully develop the required manufacturing technologies and processes. We may not find suitable partners for outsourcing our manufacturing.

We May Not Be Able To Satisfy Our Contractual Obligations To Our Customers If We are Unable To Obtain Adequate Manufacturing Facilities. We currently have no production facilities that are capable of mass producing fuel cell systems. Even if we are successful in developing operating fuel cells for sale, we will not be able to meet our obligations to our military or commercial customers unless we promptly identify, acquire or outsource such facilities and then bring on-line new, large-scale manufacturing facilities. We have not yet identified suitable facilities and may not be able to do so. If we encounter delays in identifying or financing suitable manufacturing plant facilities for purchase, lease or outsource, in obtaining the necessary equipment or in hiring and training personnel to commence large-scale manufacturing, we will not be able to fill customer orders, or profitably manufacture our various fuel cell systems. If we are unable to finance and establish manufacturing capability, we will be required to license our technology for third party manufacture which will significantly reduce our potential for revenues and profits.

We May Not Be Able To Meet Our Customers’ Demand For Our Products If We Do Not Successfully Manage The Expansion Of Our Operations. Locating and establishing new manufacturing facilities will place significant demands on our managerial, technical, financial and other resources. We will be required to make significant investments in our engineering and logistics systems, financial and management information systems and to retain, motivate and effectively manage our employees. There can be no assurance that our management skills and systems currently in place will enable us to implement our strategy or enable us to attract and retain skilled management and production personnel. Our failure to manage our growth effectively or to implement our strategy would have a material adverse effect on our ability to produce products and meet our contractual obligations.

Because We Will Depend On Third-Party Suppliers, We May Experience Delays In Receiving Key Materials And Components Necessary To Produce Our Fuel Cell Systems. If we successfully develop our fuel cell, we will depend on third parties for the manufacture and assembly of materials and components used to make our products. If any of our suppliers are unable or unwilling to provide us with materials and components on commercially reasonable terms, or at all, delays in identifying and contracting for alternative sources of supply would adversely affect our ability to develop, manufacture and market our products. In addition, some of these materials and components are purchased from a single or limited number of supply sources.

We May Be Subject To Shortages Of Key Materials In The Global Marketplace. Since we depend on certain raw materials like silicon wafers to make our fuel cells, we may become subject to either supply shortages or substantial price increases of silicon wafers in certain market conditions. We also use gold and platinum in our processes; these precious metals are commodities and subject to global market pressures and shortages. These shortages might hamper our ability to ship our products on time, might cause us to have to spend considerably more than budget to complete our projects, or might make our products prohibitively expensive.

We May Not Be Able To Sell Our Fuel Cell Systems If They Are Not Compatible With The Products Of Third-Party Manufacturers Or Our Potential Customers. Our success will depend upon our ability to make our products compatible with the products of third-party manufacturers. In addition, our mobile and portable products will be successful only if our potential customers redesign or modify their existing products to fully incorporate our products and technologies. Our failure to make our products and technologies compatible with the products of third-party manufacturers or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate our products would cause our products to be significantly less attractive to customers.

The Fuels On Which Our Fuel Cell Products Rely May Not Be Readily Available On A Cost-Effective Basis. Our fuel cell products require methanol and oxygen to operate. While ambient air supplies the necessary oxygen, we obtain methanol from suppliers. Even if methanol is available to us, if its price is such that power produced by our systems would cost more than alternatives, potential users would have less of an economic incentive to purchase our units.

We May Be Unable To Compete Successfully In A Highly Competitive Market. The development and marketing of fuel cells and fuel cell systems is extremely competitive. In many cases, we compete directly with battery and other micro fuel cell producers. In addition, a number of firms throughout the world have established PEM fuel cell development programs. Competitors range from development stage companies to major domestic and international companies, many of which have:

•	substantially greater financial, technical, marketing and human resource capabilities;

•	established relationships with original equipment manufacturers;

•	name-brand recognition; and

•	established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by us or that would render our products and technology obsolete or non-competitive in the marketplace.

We May Be Unable To Protect Our Intellectual Property Rights And We May Be Liable For Infringing The Intellectual Property Rights Of Others. Our ability to compete effectively will depend, in part, on our ability to maintain the exclusive ownership of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and other arrangements. Patents may not be issued under pending applications and any issued patents that we hold may not provide adequate protection for our products or processes. Moreover, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States and any resulting patents may be difficult to enforce. See Intellectual Property on page 34.

There can be no assurance that our competitors will not either independently develop proprietary information that is the same or similar to ours or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if challenges to our intellectual property rights are asserted by third parties against us. We could incur substantial costs defending patent infringement suits brought by others and prosecuting patent infringement suits against third party infringers. Moreover, some foreign countries provide significantly less patent protection than the United States. Competitors’ products may infringe upon our patents and the cost of protecting our rights may be substantial, if not cost prohibitive, thereby undermining our ability to protect our products effectively.

We rely on confidentiality agreements with our employees and third parties to protect our unpatented proprietary information, know-how and trade secrets but we have no effective means to enforce compliance with the terms of these agreements.

Government Regulation Could Impose Burdensome Requirements And Restrictions That Could Impair Demand For Our Fuel Cell Products. We do not know the extent to which any existing regulations may impact our ability to distribute, market, or install our fuel cells or their cartridges. Once our fuel cell products reach the commercialization stage and we begin distributing our systems to our target early markets, federal, state or local government agencies may seek to impose regulations. Any government regulation of our fuel cell products, whether at the federal, state or local level, including any regulations relating to the use of these products, may increase our costs and the price of our fuel cells or cartridges, and may have a negative impact on our revenue and profitability. Furthermore, we expect that approval will be required to carry our fuel cell cartridges onto airplanes. These approvals have not yet been obtained nor have we determined the actual restriction or the specifics of what will be required.

Any Accidents Involving The Flammable Fuels Used With Our Products Could Impair Their Market Acceptance. Our fuel cells use methanol which is flammable. While our fuel cells do not use these fuels in a combustion process, the methanol itself is flammable. Since our products have not yet gained widespread market acceptance, any accidents involving our systems or other fuel cell-based products could materially impede demand for our products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage, which, at present, ranges from $1-2 million depending on the nature of the claim.

We Could Be Liable For Environmental Damages Resulting From Our Research, Development And Manufacturing Operations. Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

Our Success Depends On Attracting And Retaining Key Personnel. The successful development, marketing and manufacturing of our products will depend upon the skills and efforts of a small group of management and technical personnel, including Dr. Chris D'Couto, our Chief Operating Officer, Dr. Art Homa, our Vice President of Engineering, and Leroy Ohlsen, our Chief Technology Officer. The loss of any of our key personnel could adversely impact our ability to execute our business plan. Furthermore, recruiting and retaining qualified executive, technical, marketing, manufacturing and support personnel in our emerging industry in the future will be critical to our success and there can be no assurance that we will be able to do so. We do not maintain “key-man” life insurance policies on any of our key personnel. As Neah Power grows, we may need to recruit other key personnel and out ability to recruit such key personnel may be limited

Our Principal Stockholders, Executive Officers And Directors Have Substantial Control Over Our Affairs And You Will Not Be Able To Influence The Outcome Of Any Important Transactions Involving Our Company. Our executive officers and directors and stockholders who beneficially own more than 5% of our common stock will have the power to, in the aggregate, direct the vote of approximately 53% of our voting securities. Therefore, these persons may have the power to influence our business policies and affairs and determine the outcome of any matter submitted to a vote of our stockholders, including mergers, sales of substantially all of our assets and changes in control. See Security Ownership of Certain Beneficial Owners and Management on page 18.

We May Become Subject To Risks Inherent In International Operations Including Currency Exchange Rate Fluctuations And Tariff Regulations. If we sell or license our products or technologies outside the United States, we will be subject to the risks associated with fluctuations in currency exchange rates. We do not intend to enter into any hedging or other similar agreements or arrangements to protect us against any of these currency risks. We also may be subject to tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, unexpected changes in regulatory requirements, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

We May Be Unable To Obtain The Additional Capital Needed To Operate And Grow Our Business, Thereby Requiring Us To Curtail Or Cease Operations. Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. We will require substantial additional funds to continue the research, development and testing of our technologies and products, to obtain patent protection relating to our technologies when appropriate, and to manufacture and market our products. There is no assurance that any additional financing will be available on commercially attractive terms, in a timely fashion, in sufficient amounts, or at all. If adequate funds are not available, we may have to scale back our operations, including our product development, manufacturing and marketing activities, all of which could cause us to lose both customers and market share and ultimately cease operations.

Our Quarterly Operating Results Are Likely To Be Volatile In The Future. Our quarterly operating results are likely to vary significantly in the future. Fluctuations in our quarterly financial performance may result from, for example:

•	unevenness in demand and orders for our products;

•	significant short-term capital expenses as we develop our manufacturing facilities;

•	a shortage of the raw materials used in the production of our fuel cell systems; and

•	difficulties with our manufacturing operations.

Because of these anticipated fluctuations, our sales and operating results in any fiscal quarter are likely to be inconsistent, may not be indicative of our future performance and may be difficult for investors to properly evaluate.

Risks Related to Our Common Stock

We Have A Substantial Number Of Shares Outstanding. We currently have outstanding 139,290,186 shares of common stock, as well as outstanding options to purchase an aggregate of 10,704,850 shares of common stock at exercise prices ranging between $0.20 and $2.87 per share and warrants to purchase 18,998,358 shares of common stock at exercise prices ranging from $0.20 to $2.00 per share. We also have approximately 23 million shares pledged as security under various loan agreements (which pledged shares are included in the total number of outstanding shares set forth above.

Accordingly, on a fully-diluted basis (giving effect to the exercise of all outstanding options and warrants), as at the date of this prospectus, there would be issued and outstanding, an aggregate of 168,993,394 shares of our common stock, excluding an additional 4,705,000 shares underlying a warrant that we have issued to Novellus Systems, Inc. under our technology collaboration agreement with Novellus. The Novellus warrant is to vest according to a timetable based on the completion of certain milestones by specified Target Dates. Please see “Strategic Goals and Relationships” for a description of these milestones and the contractual vesting dates.

We Could Issue A Significant Amount Of Common Stock Or A Series Of Preferred Stock That Might Adversely Affect Our Existing Common Stockholders. Our articles of incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock and 25,000,000 shares of “blank check” preferred stock, with designations, rights and preferences that may be determined from time to time by our board of directors which may be superior to those attached to the common stock. Accordingly, the board of directors is empowered, without further stockholder approval, to issue additional shares of common stock up to the authorized amount or to establish a series of preferred stock with dividend, liquidation, conversion, voting or other rights either of which could adversely affect the voting power or other rights of the holders of the existing common stock. Issuance of additional common stock at prices below the fair market value per share would result in dilution to our existing common stockholders. Moreover, shares of preferred stock could be convertible into shares of common stock in amounts that would result in similar dilution. In the event of a preferred stock issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

Our Stock Price May Be Volatile And, As A Result, You Could Lose All Or Part Of Your Investment. There is a very limited public market for our common stock. We cannot predict the extent to which, or if, investor interest will lead to the development of an active and liquid trading market. If a market for our common stock develops, the price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including the following:

•	the number of shares available for sale in the market;

•	variations in our actual and anticipated operating results;

•	our failure to timely achieve technical milestones;

•	our failure to commercialize our fuel cell systems;

•	changes in technology or competitive fuel cell solutions;

•	our failure to meet analysts’ performance expectations; and

•	lack of liquidity.

In addition, stock markets, particularly the OTC Bulletin Board where our stock is currently traded, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may not be able to resell their shares on a timely basis if at all, and may lose their entire investment. See Market for Common Equity on page 41.

Because We Do Not Intend To Pay Any Dividends, Stockholders Must Rely On Stock Appreciation For Any Return On Their Investment In Our Common Stock. We have not paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, are expected to be retained by us to finance and expand our business.

Our Common Stock Is Subject To Penny Stock Rules Which May Adversely Affect Trading. Were our Common Stock Ever DeListed It Would Become Less Liquid. Our common stock is subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected. Because we are not listed on an exchange and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•  make a special written suitability determination for the purchaser;

•  receive the purchaser’s written agreement to a transaction prior to sale;

•  provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

Because our common stock is subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Promotional Emails Sent After the Filing of our Registration Statement Could Result in Costly Litigation or Regulatory Proceedings. On April 18, 2007, Empire Financial Group, Inc., the underwriter of our offering of common stock and warrants which closed May 11, 2007, received correspondence from the enforcement department of NASD concerning a February 19, 2007 email that promoted the sale of our common stock and identified Jesup & Lamont Securities Corp. (an affiliate of Empire that was previously shown as a co-managing underwriter of this offering) as being involved in an underwriting. Although our inquiries have indicated that no one at our company or the underwriter had any involvement or participation in the preparation of dissemination of this promotional email, we may become the subject of a regulatory investigation, civil litigation or other proceedings, the defense of which could result in substantial cost and diversion of management’s time and attention regardless of the ultimate outcome. If a determination were made that anyone affiliated with us was involved with the emails, our financial condition and results of operations could be adversely affected.

FORWARD LOOKING STATEMENTS

This registration statement, including the sections entitled “Description of Business,” “Management’s Discussion and Analysis or Plan of Operation” and “Risk Factors,” contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Specifically, all statements other than statements of historical facts included in this registration statement regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this quarterly report, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed under “Risk Factors” below, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

•	general economic conditions;

•	limited operating history;

•	difficulty in developing, exploiting and protecting proprietary technologies;

•	results of additional research and development;

•	acceptance and success of our fuel cell products;

•	intense competition in our industry;

•	our future capital needs and our ability to obtain financing; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and filings with the SEC.

Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this registration statement as anticipated, believed, estimated, expected or intended.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to the Company or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this registration statement may not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. We would receive $200,000 from the exercise of warrants, assuming exercise of all 750,000 warrants for cash at $0.29 per share for 500,000 warrants and $0.22 per share for 250,000 warrants, which we would use for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The offering price of our shares will be determined at the time of sale by the selling shareholders and is not within our control.

SELLING SECURITY HOLDERS

We are registering this offering under the terms of registration rights agreements between us and the holders of certain of our securities. Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act to persons reasonably believed by us to be “accredited investors” as defined in Regulation D under the Securities Act. We are registering these securities in order to permit the selling stockholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time. The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder. The third column lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders. The fourth column lists the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling stockholder has had any material relationship with us or our predecessors or affiliates during the last three years. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes voting power and investment power with respect to such shares.

Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

Name	Shares Owned	Shares Offered	Shares Held After Offering	% Ownership After Offering
CAMHZN MASTER LDC c/o Centrecourt Asset Management LLC 350 Madison Ave., 8th Floor New York, NY 10017 Attn: Jeffrey Haas	9,541,667	9,541,667	0	0

EPD Investment Co., LLC 520 Broadway, Suite 660 Santa Monica, CA 90401	14,758,621	14,758,621	0	0

Burt Martin Arnold Securities, Inc. 608 Silver Spur Road, Suite 100 Rolling Hills Estates, CA 90274	350,000	350,000	0	0

PLAN OF DISTRIBUTION

This prospectus relates to the sale of up to 24,650,288 shares of our common stock that we are registering for re-sale by selling stockholders, including 750,000 shares underlying warrants and 1,925,288 shares underlying convertible promissory notes. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering by the selling stockholders. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent that any NASD member or independent broker/dealer is involved in the sale of shares of any selling stockholder, the maximum commission or discount to be received by such NASD member or independent broker/dealer will not exceed eight percent.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL PROCEEDINGS

We are currently disputing an invoice from our former counsel Hodgson Russ LLP for $200,000 in legal fees in connection with the preparation of a Form 10 registration statement that we filed with the Securities and Exchange Commission. We believe that there was an agreement for a cap of $60,000 on legal fees in connection with this filing. While a claim has been threatened, it has not been filed to date.

On November 26, 2007, we entered into a Settlement Agreement and Mutual Release with our former placement agent, Burt Martin Arnold Securities, Inc., and the lawsuit it filed on December 5, 2006, has been dismissed with prejudice. We agreed to deliver 350,000 fully registered shares of our common stock. If a registration statement does not become effective within 120 days, we will satisfy the settlement obligation with a cash payment of $105,000.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this filing, we are not currently involved in any such legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification Of Directors And Executive Officers.  Our current officers and directors are listed below. Each of our directors will serve for one year or until their respective successors are elected and qualified. Our officers serve at the pleasure of the board of directors.

Name	Age	Position
Paul Abramowitz	51	Vice Chairman, Chief Executive Officer and President
Dr. Daniel Rosen	55	Chairman of the Board of Directors
Dr. Arthur Homa	52	Vice President of Engineering
Leroy Ohlsen	32	Chief Technology Officer and Director
David M. Barnes	65	Chief Financial Officer
Dr. Gerard C. D’Couto	40	Chief Operating Officer
Michael Solomon	54	Director
Dr. Buzz Aldrin	77	Director

Paul Abramowitz.  A professional manager and entrepreneur, Mr. Abramowitz has experience covering a broad spectrum of industries. He became Vice Chairman, Chief Executive Officer and a director of our Company in March 2006 following the merger with Neah Power Washington. For one year prior to his affiliation with our Company, Mr. Abramowitz was CEO of the Experience Music Project, a charitable project located in Seattle, co-founded by investor and philanthropist Paul G. Allen of Microsoft and Vulcan Inc., dedicated to exploring creativity and innovation in American popular music. From 1986 to March 2006, Mr. Abramowitz acted as an independent “turnaround” consultant to distressed and bankrupt companies. Mr. Abramowitz holds a Masters in Business Administration from the University of Southern California and a Bachelors Degree in Business Administration at Ohio State University.

Daniel Rosen, Ph.D.  Dr. Rosen has served as the chairman of the board of directors of Neah Power Washington since 2000 and Executive Chairman since August 17, 2007. Dr. Rosen is CEO of Dan Rosen & Associates, a business he founded in 2006. For six years prior thereto, he was the founding general partner of Frazier Technology Ventures, a technology venture capital firm. Prior to 2000, Dr. Rosen served in several executive posts while at Microsoft, including General Manager of New Technology at Microsoft Research and General Manager, MSN Network. Earlier in his career, Dr. Rosen was the VP and general manager of AT&T’s first consumer Internet offering and AT&T’s first Managing Director for Northern & Eastern Europe. He holds a Ph.D. in biophysics from the University of California San Diego and a B.A. in biology from Brandeis University.

Arthur Homa, Ph.D.  Dr. Homa has been Vice President of Engineering for our Company since July 2003. From 2001 to 2003, Dr. Homa worked as an independent consultant with respect to technology transfers. He has over 20 years of technical management experience in the electrochemical and battery industries. He has held senior posts at Bolder Technologies, an early-stage battery development company, as well as Rayovac Corporation and General Electric Company. He has extensive experience in managing research and development operations and in advancing technology from the laboratory stage to a high-volume, highly automated commercial production capability. Dr. Homa received his Ph.D. in Electrochemistry from Case Western Reserve University in 1981, and earned his B.A. in Chemistry from Franklin & Marshall College in Lancaster, PA in 1976.

Leroy Ohlsen.  Mr. Ohlsen co-founded Neah Power Systems in 1999 to follow his passion for fuel cell technology developed during undergraduate studies. Mr. Ohlsen acted as the chief executive officer from 1999 until 2000 and was thereafter appointed chief technology officer and vice president of engineering; he relinquished the latter position in July 2003. Mr. Ohlsen remains our chief technology officer and has since our inception served on our board of directors. Previously, he worked as a Project Manager for MultiChem Analytical Services, an environmental testing laboratory. Mr. Ohlsen worked part-time throughout college at MDS Panlabs as part of the chemistry team. Leroy received a B.S. degree in Chemistry from the University of Washington in 1998.

David M. Barnes. Mr. Barnes has over 40 years of experience as a chief financial officer and senior executive for a number of publicly traded companies, and has coordinated audits and supervised the preparation and filing of public disclosure documents. Mr. Barnes served as Chief Financial Officer of Cyber Defense Systems, Inc. (CYDF) from August 2005 through November 2007 and from April 1996 through July 2006 he served as Chief Financial Officer of American United Global, Inc. (Now SLTN). He also is an advisor, director and member of the audit committees and compensation committees of a number of other public companies, including China Direct, Inc. (CDS), MDWerks, Inc. (MDWK), Thinkpath Inc. (THPHF), Searchhelp, Inc. (SHLP), Medical Solutions Management, Inc. (SMSI),and Fleet Lease Disposal Corp., a private company.

Mr. Barnes currently devotes approximately 45% of his professional time to the affairs of our Company in his capacity as our chief financial officer and the remaining 55% is devoted to his other positions mentioned herein. We believe that this is an adequate amount of time to serve our current needs for our chief financial officer, as we have a part-time controller and other accounting staff and do not believe that we currently require a full-time chief financial officer. We do, however, anticipate that we will commence efforts to hire a full-time chief financial officer by the second quarter of fiscal year 2008.

Dr. Gerard C. (Chris) D’Couto. Dr. D'Couto has been appointed as our Chief Operating Officer, a new position at our company, effective September 17, 2007. Prior to joining our company, Dr. D'Couto served as senior director of marketing at FormFactor Inc. from January 2006, where he headed the launch of NAND flash and DRAM sort probe cards that are critical to the ongoing success of our company. Prior to that, Dr. D'Couto had a nine-year tenure at Novellus Systems, Inc., with positions of increasing responsibility ranging from product management to technology development and sales. Prior to that, Dr. D'Couto worked at Varian Associates and as a consultant to Intel Corporation. Dr. D'Couto received a bachelor's degree in chemical engineering from the Coimbatore Institute of Technology in India and also received a master's and a doctoral degree in chemical engineering from Clarkson University in New York. Dr. D'Couto also earned an MBA from the Haas School of Business at the University of California, Berkeley.

Michael F. Solomon.  Mr. Solomon has served on our board of directors since March 2006. Since August of 2003, he has been a partner in the law firm of Pillsbury Winthrop Shaw Pittman LLP specializing in tax and corporate transactions. From July, 2001 through August 2003, Mr. Solomon was a partner at PricewaterhouseCoopers, LLP. Mr. Solomon is also a long-time private investor in numerous businesses on whose boards he has served. His law practice has been heavily concentrated in the technology and research and development sectors, and he has been specifically involved in cases addressing fuel cell technology. He is an Adjunct Professor of Law at the Georgetown University Law Center and an honors graduate of both Yale University (1974) and Harvard Law School (1977).

Buzz Aldrin, Ph.D.  Dr. Aldrin, a former U.S. astronaut best known for his moon walk during the Apollo XI mission in 1969, received his Doctorate in Astronautics from MIT. Since retiring from NASA, the Air Force, and his position as Commander of the Test Pilot School at Edwards Air Force Base, Dr. Aldrin has remained at the forefront of efforts to ensure a continued leading role for America in manned space exploration. In 1993 Dr. Aldrin received a U.S. patent for a permanent space station he designed. In 1996 he founded Starcraft Boosters, Inc., a rocket design company, and in 1998 he created the ShareSpace Foundation, a nonprofit devoted to opening the doors to space tourism for all people. Dr. Aldrin earned a Doctorate in Astronautics from the Massachusetts Institute of Technology in Manned Space Rendezvous. The techniques he devised were used on all NASA missions, including the first space docking with the Russian Cosmonauts. Dr. Aldrin has been presented the Presidential Medal of Freedom, the United States highest honor.

Directors are elected to serve for a term of one year or until their successors are duly elected and qualified. Directors are not compensated for serving as such, though they may receive options to purchase shares of our common stock and reimbursement for properly documented and authorized expenses. Officers serve at the discretion of the board of directors.

COMPENSATION, NOMINATING AND AUDIT COMMITTEES

Our board of directors has a Compensation Committee, a Nominating Committee, and an Audit Committee, all composed of independent directors.

In addition, we have a Technical Advisory Board comprised of Dr. John Drewery, Dr. Daniel Rosen, Wilbert van den Hoek and Roger Walton. The Technical Advisory Board advises us and our board of directors on matters relating to our technology.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our company during the past five years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 30, 2007, the number of shares of Common Stock owned of record and beneficially by executive officers and directors, and persons who hold 5% or more of the outstanding our common stock. Also included are the shares held by all executive officers and directors as a group. As of the date hereof, there were 139,290,186 shares of our common stock outstanding.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class

Summit Trading Limited Charlotte House, P.O. Box N-65 Charlotte Street Nassau, Bahamas(2)	22,929,515	16.5%
Paul Abramowitz(3)	19,108,948	13.7%
Castile Ventures II-A, L.P. Castile Ventures II-B, L.P. 890 Winter Street, Suite 140 Waltham, MA 02451(4)	7,564,275	5.3%
Novellus Systems, Inc. 4000 North First Street San Jose, California 95134(5)	2,949,094	2.1%
Michael Solomon(6)	6,576,878	4.7%
Dr. Daniel Rosen(7)	1,427,910	1.0%
Frazier Technology Ventures I, L.P. Friends of Frazier Technology Ventures I, L.P. Two Union Square, 601 Union Street, Suite 3200 Seattle, Washington 98101(8)	7,491,025	5.4%
Alta California Partners III, L.P. Alta Embarcadero Partners III, LLC One Embarcadero Center, Suite 4050 San Francisco, California 94111(9)	7,014,566	5.0%
Dr. Gerard C. D'Couto(10)	750,000
Leroy Ohlsen(11)	1,557,467	1.1%
Buzz Aldrin(12)	521,000	*
Roger Walton(13)	8,064,275	5.8%
Arthur Homa(14)	450,000	*
John Drewery(15)	0	*
David M. Barnes	28,000	*
All Directors and Officers as a Group (8 individuals)	30,420,203	20.5%

* Less than one percent.

(1)
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable, convertible or exchangeable within such 60 day period, have been so exercised, converted or exchanged. Unless otherwise indicated, the address of all of the above named persons is c/o Neah Power Systems, Inc., 22122 20th Avenue S.E., Suite 161, Bothell, Washington 98201.

(2)
Summit Trading Limited (“Summit”) is a Bahamian holding company and is owned by the Weast Family Trust. The Weast Family Trust is a private trust established for the benefit of C.S. Arnold, Daisy Rodriguez, Stephanie Kaye and Tracia Fields. C.S. Arnold is the settlor of the Weast Family Trust. Summit beneficially owned 3,250,000 shares of our Series A preferred stock that automatically converted into an aggregate of 29,437,515 shares of our common stock upon completion of our April 2006 private placement. Summit transferred an aggregate of 4,508,000 shares of such common stock to certain third parties not affiliated with it or our Company, other than Daisy Rodriguez (a beneficiary of the Weast Family Trust), who received 1,000,000 shares of common stock. The natural person exercising voting control of the shares of common stock held by Summit is Richard Fixaris.

(3)
These shares consist of 18,820,010 shares previously held by SIAA, of which Paul Abramowitz is the manager and a principal member. The figure also includes (i) 295,000 shares underlying directors’ options that Mr. Abramowitz received for serving on our board of directors, (ii) 93,938 shares representing Mr. Abramowitz’s 33.0% ownership of Fairway Ventures which holds 313,000 shares.

(4)
Consists of (i) 2,359,276 shares of common stock received by Castile Ventures II-A LP (“CVIIA”) and Castile Ventures II-B LP (“CVIIB”) in connection with the merger and (ii) 1,882,000 shares of common stock issued upon automatic conversion of our notes held by CVIIA and CVIIB. The figure also includes 3,323,000 shares issuable upon exercise of warrants held by CVIIA and CVIIB, 500,000 of which are shares owned by Summit. Castile Partners II LLC (“CPII”) is the general partner of CVIIA and CVIIB. Nina Saberi, Marcia Hooper, Roger Walton and David Duval are the members of CPII and exercise shared voting and dispositive power with respect to the shares held by CVIIA and CVIIB. Each of Nina Saberi, Marcia Hooper, Roger Walton and David Duval disclaims beneficial ownership of the shares held by CVIIA and CVIIB except to the extent of his or her respective proportionate pecuniary interest in such shares. No limited partners of CVIIA or CVIIB can be said to control either CVIIA or CVIIB by virtue of their limited partnership interest therein.

(5)
Includes 2,949,094 common shares owned directly. Does not include any portion of the 4,705,000 shares of our common stock underlying a warrant issued to Novellus in connection with our entry into the amended technology collaboration agreement therewith. The warrant vests in four parts upon completion of certain milestones. It is not anticipated that any portion of the warrant will vest within 60 days from the date on which beneficial ownership was determined. Please see “Strategic Goals and Relationships.”

(6)
Includes 883,125 shares owned directly by Mr. Solomon, 395,000 shares of our common stock underlying options issued as director’s compensation exercisable at $0.20 per share and 5,298,753 shares held as trustee with voting power over the Paul Abramowitz Irrevocable Trust # I for Children. Mr. Solomon disclaims beneficial ownership of these shares.

(7)
Includes 1,268,750 shares of our common stock underlying stock options. Excludes any portion of the 7,491,025 shares of our common stock beneficially owned by Frazier Technology Ventures I, L.P. and Friends of Frazier Technology Ventures I, L.P., of each of which Dr. Rosen beneficially owns approximately 2.5% but with which he is not otherwise affiliated.

(8)
Consists of (i) 6,658,525 shares of common stock received by Frazier Technology Ventures I, L.P. (“FTV I”) and Friends of Frazier Technology Ventures I, L.P. (“FFTV I”) in connection with the merger and (ii) 333,000 shares of common stock issued upon automatic conversion of our notes held by FTV I and FFTV I. The figure also includes 499,500 shares issuable upon exercise of warrants held by FTV I and FFTV I. FTV I and FFTV I are both limited partnerships formed to make investments in early stage technology companies. The general partner of each of FTV I and FFTV I is Frazier Technology Ventures Management I, LP, whose general partner is Frazier Technology Management, LLC (“FTM”). All decisions related to the acquisition, disposition or voting of securities held by FTV I and FFTV I, including our shares of common stock, are made by majority vote of the managers of FTM. The managers of FTM are Leonard Jordan, Gary Gigot, Paul Bialek and Frazier Management, LLC, none of whom beneficially owns more than 5% of the equity of FTV I or FFTV I.

(9)
Consists of (i) 6,297,066 shares of common stock received by Alta California Partners III, L.P. (“ACPIII”) and Alta Embarcadero Partners III, LLC (“AEIII”) in connection with the merger and (ii) 287,000 shares of common stock issued upon automatic conversion of our notes held by ACPIII and AEIII. The figure also includes 430,500 shares issuable upon exercise of warrants held by ACPIII and AEIII. Alta Partners II, Inc. (“APII”) provides investment advisory services to several venture capital funds including ACPIII and AEIII. Its principals are Garrett Gruener, Guy Nohra and Daniel Janney (the “Principals”). The general partner of ACPIII is Alta California Management Partners II, LLC (the “GP”). The managing directors of the GP, who exercise sole voting and investment power with respect to the shares owned by ACPIII, are the Principals. The Principals are also the managers of AEIII, in which capacity they exercise sole voting and investment power with respect to the shares owned by AEIII. The Principals disclaim beneficial ownership of all such shares held by ACPIII and AEIII, except to the extent of their proportionate pecuniary interests therein. No equity owners of ACPIII or AEPIII can be said to control either ACPIII or AEPIII by virtue of their ownership interest therein.

(10)	Consists of 750,000 shares of common stock underlying options.

(11)	Consists of 1,042,467 shares of common stock received in connection with our acquisition of Neah Power Washington, and includes 515,000 shares of common stock underlying options.

(12)	Consists of 521,000 shares of our common stock underlying options.

(13)
Consists of the 7,564,275 shares beneficially owned by Castile Ventures II-A LP and Castile Ventures II-B LP, affiliates of Castile, and includes 500,000 shares of common stock underlying options. Roger Walton, a director of our Company, is an affiliate of Castile Ventures.

(14)	Consists of 450,000 shares of our common stock underlying options.

(15)
Excludes 1,000,000 shares of our common stock underlying an option issued to Dr. Drewery in connection with our entry into the amended technology collaboration agreement with Novellus. The warrant will vest upon completion of certain milestones, none of which will occur within sixty (60) days hereof; please see “Strategic Goals and Relationships.”

DESCRIPTION OF SECURITIES

Common and Preferred Stock

We are authorized by our articles of incorporation to issue an aggregate of 525,000,000 shares of capital stock, comprised of 500,000,000 shares of common stock, par value $.001 per share and 25,000,000 shares of preferred stock, par value $.001 per share. As of November 30, 2007, 139,290,186 shares of common stock were issued and outstanding. No shares of preferred stock are outstanding, as all 6,500,000 previously issued shares of Series A preferred stock were converted into an aggregate of 62,628,030 shares of our common stock in April 2006.

Common Stock

All shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. All holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of liquidation, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all liabilities. Our stockholders do not have cumulative or preemptive rights.

In connection with the acquisition of our subsidiary, Neah Power Washington, on March 3, 2006, our board of directors and majority stockholder authorized a one-for-100 reverse split of our common stock. Also in connection with such acquisition, on March 8, 2006, our board of directors and majority stockholder authorized a two-for-one forward split of our common stock. All share and per share data contained herein takes account of both the reverse and forward splits.

Preferred Stock

We are authorized by our articles of incorporation to designate and issue up to 25,000,000 shares of Preferred Stock, upon such terms and conditions, including preferences, dividends, conversion or redemption rights, as the board of directors may, from time to time, determine.

Series A Preferred Stock.  In March 2006, we designated 6,500,000 shares of Series A Preferred Stock. The Series A Preferred Stock ranked, as to the payment of dividends and the distribution of assets upon liquidation or winding up of our company, (i) junior to all other classes of preferred stock which may subsequently be designated and (ii) on a parity with the Common Stock.

The shares of the Series A Preferred Stock were convertible, in whole or part, at the option of the holder, at any time, into an aggregate of 68,130,030 shares of common stock, less the sum of (i) an aggregate of 6,255,000 shares of common stock issuable upon conversion of certain notes and exercise of certain warrants issued to former Neah Power Washington security holders, and (ii) any shares of common stock issued or issuable in connection with the sale of the next $1,500,000 of equity or equity type securities of our company. In addition, each share of the Series A Preferred Stock automatically converted into shares of our common stock on or after the closing of a sale, on any one or more occasions, of our debt or equity securities pursuant to which we shall have received gross cash proceeds of not less than $2,000,000 (inclusive of $500,400 of debt owed to former Neah Power Washington stockholders which was converted to 2,502,000 shares of our common stock on April 27, 2006).

As a result of the sale in April 2006 of 4,600,000 shares of our common stock at $0.50 per share, all 6,500,000 shares of Series A preferred stock automatically converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding.

The description of certain matters relating to our securities is a summary and is qualified in its entirety by the provisions of our articles of incorporation and bylaws, copies of which are available for inspection at our principal offices.

Common Stock Purchase Warrants

In connection with the issuance of $500,400 of our 8% convertible notes due June 30, 2007 in March 2006, we issued to certain creditors and security holders of Neah Power Washington five year warrants to purchase an aggregate of 3,753,000 shares of our common stock at $0.20 per share. All of such warrants contain anti-dilution provisions in connection with any stock splits or recapitalizations and provide for “cashless exercise” rights to the holders. To the extent that any of these warrants are exercised, the underlying shares will be issued out of the 3,753,000 treasury shares returned to us as of April 27, 2006 by the former holders of our Series A Preferred Stock as described above.

On April 7, 2006, we signed a contract with Crystal Research Associates (“CRA”) whereby CRA agreed to produce an Executive Informational Overview (the “EIO”) which would be a detailed report augmented with extensive market perspective written by CRA. Additionally, CRA agreed to write four quarterly updates based upon Company news announcements, focus and product development.

The cost of the initial EIO, with up to two full revisions, and the four updates was $35,000 plus 200,000 four year warrants to purchase our common stock at $0.85 per share. The cash payment was made and the warrants vested in August after the initial reports, including the revisions, were delivered and accepted by the company.

In connection with the issuance of 6% Secured Promissory Notes due May 26, 2007, in December 2006, we issued to Palladium Capital Advisors, LLC a five year warrant to purchase up to 81,579 additional shares of our common stock at $1.33 per share. The warrant contains anti-dilution provisions in connection with any stock splits or recapitalizations and provides for “cashless exercise” rights to the holder. Palladium was also granted customary piggyback registration rights.

In connection with the issuance of 12% Secured Promissory Note due September 23, 2007, in March 2007, we issued to CAMOFI MASTER LDC a five year warrant to purchase up to 125,000 additional shares of our common stock at $0.55 per share. The warrant contains anti-dilution provisions in connection with any stock splits or recapitalizations and provides for “cashless exercise” rights to the holder. CAMOFI was also granted customary piggyback registration rights.

In connection with the issuance of 12% Secured Promissory Note due June 28, 2008, in November 2007, we issued to CAMHZN MASTER LDC a five year warrant to purchase up to 250,000 additional shares of our common stock at $0.22 per share. The warrant contains anti-dilution provisions in connection with any stock splits or recapitalizations and provides for “cashless exercise” rights to the holder. CAMHZN was also granted customary piggyback registration rights.

In connection with the issuance of 10% Secured Promissory Note due January 1, 2009, in November 2007, we issued to EPD Investment Co., LLC a five year warrant to purchase up to 500,000 additional shares of our common stock at $0.29 per share. The warrant contains anti-dilution provisions in connection with any stock splits or recapitalizations and provides for “cashless exercise” rights to the holder. EPD was also granted customary piggyback registration rights.

Debt Securities

We are indebted to EPD Investment Co., LLC pursuant to a 10% Secured Promissory Note due January 1, 2009 with an aggregate principal amount of $500,000. We have also issued a warrant to EPD to purchase up to 500,000 shares of our common stock.

We are indebted to CAMHZN MASTER LDC pursuant to a 12% Secured Promissory Note due June 28, 2008 with an aggregate principal amount of $500,000. We have also issued a warrant to CAMHZN to purchase up to 250,000 shares of our common stock.

Dividends

We have never paid cash dividends or distributions to our equity owners. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Dreier Stein Kahan Browne Woods George LLP, Santa Monica, California. The firm and its attorneys hold no shares of our common stock, but a partner with the firm holds options to purchase up to 150,000 shares of our common stock.

INTEREST OF NAMED EXPERTS

The financial statements included in this prospectus and in the registration statement are for the Company as of December 31, 2006 and September 30, 2007. The financial statements have been audited by our registered public accountants, Peterson Sullivan PLLC. The financial statements and the report of Peterson Sullivan PLLC are included in reliance upon their report given upon their authority as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

We are engaged in the research and development of fuel cells designed to replace existing rechargeable battery technology in mobile electronic devices. Most electronic devices, including notebook computers and tactical radios for military and homeland security, use rechargeable batteries based on lithium ion technology. Based on our research and testing, we believe we can develop a commercially viable fuel cell that will outperform lithium ion batteries in terms of run time, recharge time, portability and other measures of battery performance. Our fuel cell solution is particularly beneficial when an application requires the user to carry more than one battery, since our fuel cell will be refilled by cartridges and the user will only need to carry one fuel cell and additional cartridges.

Through our wholly-owned subsidiary, Neah Power Washington, we have developed what we believe is a potential breakthrough in the development of a direct methanol micro fuel cell, that can serve as a replacement for batteries in a variety of mobile products.

Fuel cells are devices that combine a fuel, such as methanol, with an oxidant, such as oxygen gas, in a chemical reaction to produce electricity. Much like the engine in a car converts fuel and oxygen to produce motion, a fuel cell can generate electricity directly and continuously as long as fuel and oxygen are supplied to the reactor. Like a car, fuel cells can be “refueled” instantly by simply maintaining the fuel supply with small, replaceable fuel cartridges. Since fuel cells can be “recharged” instantly, end-users of mobile products powered by fuel cells can achieve long runtime by carrying spare fuel cartridges, not extra batteries and chargers. Also, because spare fuel cartridges can be smaller, lighter and less costly than extra batteries, convenience of use can be dramatically improved.

Using our patented technology based on porous silicon, we are developing this technology to produce our proprietary fuel cell for portable electronic devices to replace batteries that typically operate in the 10-100 watt range. These electronic devices are most commonly served by lithium-ion battery based power packs.

To date, we have achieved stable, high power operation of our silicon-based chemical reactor (also referred to as the “stack”), and have assembled a working prototype with all auxiliary subsystem components.

We intend to develop prototype devices that can be evaluated by original equipment manufacturers ("OEM’s") for the development of final fuel cell products that either we or potential licensees of ours will use to manufacture final products for sale to our partners, distributors, or OEM customers. We also intend to design and distribute the fuel cartridge that our fuel cells require for refueling. We expect to generate revenues from both the sale and licensing of both fuel cartridges and the completed fuel cells. Our current business plan contemplates that we will subcontract to third parties substantially all of the production and assembly of these fuel cartridges. However, we may elect to produce the fuel cells through subcontractors and distribute it ourselves, or we may opt to both manufacture and distribute the fuel cells ourselves. What decision we ultimately make will depend upon our capital resources, production costs to be incurred and resulting profit margins for each alternative, and cannot be predicted at this time.

In order to complete development of our fuel cell, we must achieve the following goals:

•	Resolve certain issues of contamination of the electrolytes which can lead to degraded performance of the fuel cell unit and therefore reduce its power capability;

•
In order to meet specifications suitable for a military fuel cell, increase by approximately 400% the volumetric power density over the power density currently available in our fuel cells - this power increase is believed to be achievable based on experimental data and modeling, but has not yet been demonstrated in an operating fuel cell;

•
Complete development of manufacturing techniques for fuel cell and fuel cartridge assembly, allowing the unit to meet relevant specifications (such as those of the Underwriters’ Laboratories) that are required by many customers;

•	Further develop manufacturing techniques for key components of the fuel cells and locate suitable manufacturing partners or subcontractors; and

•	Reduce the gold and platinum precious metal content of the fuel cells from present levels according to a staged program in order to meet our production cost objectives.

Business Development

A. Growth Mergers, Inc.

Neah Power Systems, Inc. was incorporated in the State of Nevada on February 1, 2001 under the name Growth Mergers, Inc. Effective March 9, 2006, Growth Mergers, Inc. entered into an Agreement and Plan of Merger, as amended on April 10, 2006 whereby Growth Acquisitions, Inc., a Washington corporation and wholly-owned subsidiary of Growth Mergers, Inc., merged with and into Neah Power Washington. Following the merger, Growth Mergers, Inc. changed its corporate name from Growth Mergers, Inc. to Neah Power Systems, Inc. By virtue of this merger, Growth Mergers, Inc. (as Neah Power Systems, Inc.) became the parent corporation of Neah Power Washington.

The purpose of the merger was to enable Neah Power Washington, as Growth Mergers, Inc.’s subsidiary, to access the capital markets via a public company. Our common stock currently trades on the OTC Bulletin Board under the symbol "NPWS." There is no assurance that we will qualify for quotation on a national securities association or exchange.

Prior to its acquisition of Neah Power Washington, Growth Mergers, Inc. effected a 1:100 reverse split of its 24,077,150 then outstanding shares of common stock, and entities controlled by David Moore, Peter Cangany, John Otto and David Otto, the holders of approximately $49,000 of Growth Mergers, Inc.’s then outstanding debt, converted such debt into 5,000,000 shares of common stock. Growth Mergers, Inc. then effected a 2:1 forward stock split, as a result of which an aggregate of 10,481,543 shares of Growth Mergers, Inc. common stock was issued and outstanding immediately prior to the acquisition of Neah Power Washington. The stock splits were effected for the purpose of arriving at a specified capital structure for Growth Mergers, Inc. which was the result of negotiations among the above-referenced principal stockholders of Growth Mergers, Inc. and affiliates of Special Investments Acquisitions Associates, LLC and Summit Trading Ltd. Such stock splits were consummated to effect such desired capital structure of Growth Mergers, Inc. immediately prior to its acquisition of Neah Power Washington and were instrumental in inducing the Growth Mergers, Inc. principal stockholders to contribute $500,000 to the capital of our Company as working capital for Neah Power Washington. Prior to the merger, Neah Power Washington had exhausted all its working capital and furloughed substantially all of its employees and was in default in payment of rent under its lease. The $500,000 was urgently needed to bring the employees back to work prior to them finding alternative employment, to pay rent and to provide the necessary working capital for the immediate future while additional financing was being sought. Such $500,000 capital contribution was a condition to consummation of our acquisition of Neah Power Washington.

All share and per share amounts contained in this registration statement reflect the reverse and forward stock splits referred to above.

B. Terms of the Merger

Each of the 7,990,457 shares of common stock of Neah Power Washington outstanding was converted into the right to receive 3.2793941 shares of common stock of Growth Mergers, Inc. Pursuant to the merger agreement, Growth Mergers, Inc. issued 26,203,858 shares of its common stock to the former shareholders of Neah Power Washington. In addition, Growth Mergers, Inc. provided for $500,000 of much needed capital for Neah Power Washington.

On March 9, 2006, Growth Mergers, Inc. sold for nominal consideration ($6,500 or $0.001 per share) to Special Investments Acquisitions Associates, LLC and Summit Trading Ltd. a total of 6,500,000 shares of our Series A Preferred Stock that were convertible into a maximum of 68,130,030 shares of our common stock (for a common per share purchase price of approximately $0.0001065), less the sum of (a) 6,255,000 shares of our common stock that were or are issuable to other former Neah Power Washington security holders upon conversion of our 8% notes or exercise of certain warrants, and (b) all shares issued in connection with any one or more offerings of equity or equity type securities providing our Company with aggregate initial gross proceeds of $1,500,000. The 6,255,000 shares consist of 2,502,000 shares that were issuable on conversion of shareholder loans (at a conversion price of $0.20 per share) and 3,753,000 shares underlying certain warrants issued to the former Neah Power Washington security holders described below.

Paul Abramowitz, our Vice Chairman, Chief Executive Officer and President, is the principal owner of Special Investments Acquisition LLC, and also beneficially owned through an affiliate approximately 0.4% of the capital stock of Neah Power Washington prior to the merger. On an as-converted basis, the purchasers of the Series A Preferred Stock paid nominal consideration of $6,500, or approximately $0.0001065 per share of underlying common stock. This nominal purchase price, the number of shares issued and the terms of the Series A Preferred Stock were based upon negotiations between the board of directors of Neah Power Washington and representatives of the significant shareholders of Neah Power Washington (principally, Castile Ventures, Frazier Technology Ventures I, L.P. and Alta California Partners III, L.P.), on the one hand, and the Series A Preferred Stock purchasers, on the other hand. The number of shares of Series A Preferred Stock and the nominal price thereof was determined as consideration for the Series A Preferred Stock purchasers’ role in identifying Growth Mergers, Inc., negotiating and facilitating the merger and for securing the then critically needed short-term funding for Neah Power Washington. The consideration represented by the Series A Preferred Stock consisted of a controlling interest in our Company following the merger.

In connection with the merger, in March 2006, Alta California Partners III, L.P., Alta Embarcadero Partners III, LLC, Castile Ventures II-A, L.P., Castile Ventures II-B, L.P., Frazier Technology Ventures I, L.P. and Friends of Frazier Technology Ventures I, L.P., each of which were Neah Power Washington security holders, exchanged an aggregate of $142,400 of Neah Power Washington notes for our convertible notes and lent an additional $358,000 to Neah Power Washington. In consideration for such additional loans, we exchanged all Neah Power Washington notes for $500,400 in principal amount of our 8% convertible notes due June 30, 2007. Such 8% notes were convertible at $0.20 per share and included five year warrants entitling the note holders to purchase an additional 3,753,000 shares of our common stock at an exercise price of $0.20 per share. By their terms, all of 8% convertible notes automatically converted into shares of our common stock at such time as we received gross proceeds of $1,500,000 or more (in addition to the $500,000 provided at closing of the merger by Growth Mergers) from any additional debt or equity financing. Dr. Daniel Rosen, the chairman of the board of directors of our Company and a director of Neah Power Washington, was at the time of the merger affiliated with Frazier Technology Ventures I L.P., and Roger Walton, a director of our Company and a director of Neah Power Washington, was at the time of the merger and continues to be affiliated with Castile Ventures II-A, L.P. and Castile Ventures II-B, L.P.

The Opportunity

The worldwide proliferation of portable electronic devices, including notebook and tablet computers, camcorders, digital cameras and military equipment has created a large and growing demand for energy storage systems that are compact, lightweight and powerful and a large market for small, high performance batteries that can operate for extended periods of time.

The Growing “Power Gap”

We believe that a “power gap” has emerged between the energy demand of portable electronic devices and the energy storage available in today’s rechargeable batteries. The power gap is widely recognized to be among the most important challenges facing the portable electronics industry. We further believe that fuel cells are one of the most promising technologies that can bridge the power gap and provide portable products with a significant increase in runtime, instant recharge and greater convenience of use.

As technology advances are made for a wide variety of portable electronic devices, a key gating issue is meeting demands for greater power. Power-hungry features include WiFi (802.11 wireless), WiMax (802.16 wireless), high-speed WAN networking (e.g. EVDO), DVD players, better sound, better graphics, realistic games, etc.

The growth of this power gap can be clearly seen in currently available rechargeable batteries. As an example, in recent years, computer notebook makers have introduced products with larger, more vivid color displays, faster processors, larger hard drives, DVD drives and burners, as well as multimedia and wireless networking capabilities. Each of these features requires additional power, and taken together, can be a significant drain on the PC’s limited battery capacity. Even simply watching a two hour movie on a laptop often requires a total recharge of the battery. Thus, battery life has become a key component in the consumer’s purchase decision. We believe that the direct methanol, micro fuel cell is one of the most promising technologies that can bridge the power gap and provide portable products with a significant increase in runtime and greater convenience of use.

We believe that the limited energy storage of existing battery technologies is widely recognized to be among the most important challenges facing the portable electronics industry.

We also believe that our direct methanol micro fuel cell technology will have direct commercial applications in portable laptop computers. Laptops now constitute over half of all computers sold. We believe that our technology may ultimately be capable of replacing the lithium-ion batteries currently used by computer manufacturers worldwide. As an entry to this market, our technology may be a better alternative for laptop purchasers who purchase a second battery for their laptops at the time of purchase so that they have uninterrupted power when they are not near a power outlet.

Many other portable electronic devices would also benefit from our fuel cell technology. For example, modern game consoles with realistic graphics and sound require a great deal of power and could be a market for our fuel cells, as could a variety of digital cameras and camcorders. Virtually any power hungry portable consumer device that currently uses a rechargeable or disposable battery is a candidate for our fuel cells in the long term.

The Military Need

We believe that the military has a particularly acute need for better battery solutions. As batteries reach the end of their useful life and power limits, the need for an alternative portable power source is clear.

Limited Development Potentials Of Conventional Battery Technologies

Lithium-ion is the dominant technology for powering today’s notebook and tabletop PCs, PDAs and other mobile devices. Introduced in the early 1990s, many experts believe the technology has become mature. While new electrode materials under development have the potential to increase battery energy density by as much as 25% over the next two to three years, many industry experts believe that the energy demand from new features will outpace this growth and that the power gap will continue to worsen.

The Opportunity For Fuel Cells

Fuel cells are one of the most promising technologies for bridging the “power gap” described above because they provide much longer runtimes and can be refueled indefinitely with small, inexpensive fuel cartridges. Management of our Company believes that a cost-competitive fuel cell system could ultimately be the power supply of choice for a broad range of portable consumer devices such as notebook computers, media players, cell phones, game consoles and their successors. Management of our Company also believes that fuel cells will be the power source of choice for many military, homeland security, emergency service and commercial duty uses such as tactical radios, remote sensors, specialized computers and professional video equipment. The availability of small fuel cells is also expected to stimulate the development of completely new categories of devices.

The Fuel Cell Market

Fuel cells can be categorized by the market applications they potentially serve and by their power output. We are focused on providing an alternative to conventional batteries for portable electronic devices that typically operate in the 10-100 watt range. Examples of end applications we are targeting include notebook computers, media players, game consoles, tactical radios for military and homeland security, remote sensors and video equipment.

Other segments of the fuel cell market include low power systems (less than 10 watts) for low power devices and trickle chargers, and higher power systems (greater than 100 watt) typically aimed at stationary power generation or vehicle power plants. In particular, our technology may provide some unique advantages over batteries and other types of fuel cells in harsh environments or where air may not be available.

Our target market segment has a number of specific requirements and unique challenges. To succeed in this segment, fuel cells must have a high power density (i.e., a high wattage for their size and weight). They must also have a safe, easily portable and efficient fuel source. The fuel cells must be transportable and operate reliably in a wide range of environmental conditions.

We are focused on replacing batteries in the 10-100 watt range. There are applications that require less than 10 watts, typically standard cell phones and the like. Low power fuel cells can be used as off board “battery chargers” meant to serve essentially as a trickle charger to an existing battery solution. These applications use simpler fuel cells that are typically characterized by “passive” fuel management systems, small size and low power output capability. Replacing batteries in the 10 to 100 watt range is much more difficult, since it requires a much higher power output, more efficiency and an active rather than passive design.

Within the 10-100 watt battery replacement space, the dominant technology direction over the last 30 years has been the ongoing development of fuel cells based on Proton Exchange Membranes (“PEM”). A PEM is usually a polymeric structure resembling a thin sheet of plastic that conducts protons, acting as a solid state electrolyte for electrochemical reactions. Typical PEM based fuel cells use this material as a basic building block of the electrochemical power generation unit. PEM -based solutions may use either the oxidation of hydrogen gas as the fuel source or the direct oxidation of liquid methanol in a configuration known as Direct Methanol Fuel Cell (“DMFC”).

The commercial development of PEM-based solutions has been hampered by a number of technical issues. Performance of these PEM membranes is highly dependent on maintaining tight environmental control of the operating conditions which has been difficult to achieve in product based designs. Longevity of the PEM based systems has also been a challenge with membrane and catalyst degradation issues limiting the operating life of the systems. Finally, PEMs are expensive to manufacture because they use costly proprietary materials and because the industry has not been able to develop the scalable low-cost manufacturing processes that are needed for the unique PEM fuel cell requirements.

Rather than joining numerous other companies that are trying to create a better PEM-based direct methanol fuel cell, we felt an entirely new design approach was necessary to achieve the energy and power densities and reliability required by portable electronic devices. Our unique fuel cell design utilizes a patented porous silicon electrode structure and circulating liquid streams of fuel, oxidant and electrolyte. We believe our use of porous silicon and liquid oxidant is unique in the fuel cell industry. In final form, the technology can be packaged in a plastic case to create a self-contained system that retains the excess water produced during operation and does not expose the cathode catalyst directly to the contaminants found in the air like traditional DMFCs. Furthermore, since our design is based largely on standard silicon wafer processing, we believe that it should have significant manufacturing advantages over traditional PEM-based fuel cells.

Based on our 11 issued patents and 6 additional U.S. patent filings, we believe our technology is proprietary and can be protected.

Strategic Goals And Relationships

We plan to employ a two-pronged commercialization strategy, initially focusing on military and industrial duty applications, followed by penetration of consumer electronics markets as continued development efforts improve fuel cell performance and cost. End users of fuel cell-powered products will be able to achieve long runtime by carrying spare fuel cartridges, not extra batteries and chargers.

The initial markets (military and industrial) have certain unique needs, both for fuel cells and cartridges. We plan to partner with existing leaders in those fields to assist in the design to meet those unique needs, and ultimately, to facilitate the sales, marketing and distribution of our products to the end customers.

We have established several business relationships that we believe will help us develop, produce and market our fuel cells and cartridges.

Novellus Systems, Inc.

In May 2004, Novellus Systems, Inc. invested $2.5 million in Neah Power Washington and signed a technology collaboration agreement. Effective May 24, 2006, this agreement was renewed and extended to March 9, 2008 and we were added as a party. Under the terms of the renewal agreement, Novellus continues to provide us with key engineering and technical expertise in connection with the development of our products, including the use of porous silicon in our fuel cells. Subject to Novellus’ continued assistance under the collaboration agreement and the technology being jointly developed with Novellus achieving the milestones set forth below, we expect to acquire all significant rights to the technology developed jointly by Novellus and us and to obtain the right to call on Novellus for reasonable technical assistance for a period of seven years. As part of the contract renewal, we have issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011. The milestones have been established and are set forth below, as well as their expected dates of completion. Novellus has agreed under the extension agreement to the termination of all of its previously outstanding warrants and options to purchase Neah Power Washington common stock.

The milestones to which we have agreed with Novellus under a letter agreement relating to the technology collaboration agreement, as well as the target dates for completion and the related vesting schedule of the warrant, are as follows:

(1)
The warrant will vest as to ten percent (10%) of the shares of our common stock when Novellus and we complete a fully self contained prototype fuel cell capable of producing 10 Watts of power continuously for 5 hours using one detachable cartridge. The prototype will be approximately 40% larger than the intended size of our initial military product.

Milestone Date: September 30, 2007

(2)
The warrant will vest as to fifteen percent (15%) of the shares of our common stock when Novellus and we complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300 WH capability at 20 Watts average operating power. This prototype will be the same size as our initial military product, i.e. about 0.9 liter, which is the same size as a standard disposable battery widely used in the military.

Milestone Date: September 30, 2007

(3)	The warrant will vest as to fifty percent (50%) of the shares of our common stock when Novellus and we complete all of the following tasks:

•	Establish a pilot production line to assemble completed fuel cells.

•
Finalize a manufacturing process for silicon electrodes based on the most common silicon wafer format, based on commercially available equipment, and identification of a manufacturing partner that is capable and willing to run the process.

•	Reduce the cost of processing porous silicon electrodes to $30 or less per silicon wafer. One silicon wafer is expected to yield 12 electrodes.

Milestone Date: December 31, 2007
(4)	The warrant will vest as to twenty-five percent (25%) of the shares of our common stock when Novellus and we complete all of the following tasks:

•
Reduce the electrode catalyst loading to 25-30% of its value as of May 2005. Catalyst materials form a large part of the production cost of any methanol fuel cell; reaching this target would allow us to meet our cost of goods targets in the future.

•	Develop a plan to scale our fuel cell production process to commercial volumes, and to adapt it to commercially available equipment.

Milestone Date: March 31, 2008

The agreement with Novellus contains the following incentives for Novellus to complete the four milestones described above by their respective target dates:

•	If the milestone is completed on or before 120 days following the target date, there will be no penalty and 100% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•
If the milestone is completed after 120 days following the target date but on or before 210 days following the target date, there will be a one-third penalty and only 66.67% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•
If the milestone is completed after 210 days following the target date but on or before 300 days following the target date, there will be a two-third penalty and only 33.33% of the Warrants scheduled to vest under the milestone will vest in Novellus; or

•	If the milestone is completed after 300 days following the target date, there will be a 100% penalty and 0% of the Warrants scheduled to vest under the Milestone will vest in Novellus.

The value of the warrant has been calculated using the Black Scholes method pursuant to FASB Statement of Financial Accounting Standards No. 123(R) at approximately $16,000,000 and will be accounted for ratably as each specific milestone is achieved. Because no milestones have yet been reached, no expense has been recorded for the warrant through September 30, 2007.

Based on the current status of development of a military battery replacement fuel cell and particularly in light of our focus on developing a closed loop system, we believe it is unlikely that the above milestones will be met either on their initial or extended target dates. As a result. we are currently in negotiations with Novellus regarding a replacement for the current technology collaboration agreement and warrant agreement. There can be no assurance that such replacement agreements will be successfully negotiated.

Under certain circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone. Under such circumstances, Novellus could only recover the exercise price it had paid for the repurchased stock.

In connection with our entry into the amended technology collaboration agreement with Novellus on May 26, 2006, we issued an option to purchase 1,000,000 shares of our common stock to Dr. Drewery. The option will vest upon completion of the milestones applicable to the warrant issued to Novellus.

The 2006 US Department of Defense Appropriations Bill included approval up to $1.75 million for the development of porous silicon direct methanol fuel cell technology. The Company has finalized negotiations with the Department of Defense ("DOD") and the Office of Naval Research ("ONR") under such approval for a 12 month contract of $1.377 million which commenced in July 2007. However, if the grant and award funds or payments from our strategic partner are not received on a timely basis, the failure to obtain alternative financing and the necessary working capital would have a material adverse effect on the development program and business prospects and, depending upon the shortfall, the Company may have to curtail its operations. We will be the owner of the rights to any intellectual property arising under this program.

The 2006 US DOD Bill also included a $1.31 million project for further development of fuel cell technology. A proposal was submitted in early December 2007 and this contract is expected to be finalized and begin in the second quarter of fiscal 2008.

During May 2006, we also signed a one year extension, retroactive to February 15, 2006 and ending August 14, 2007, to an agreement with McBee Strategic Consulting for representation and marketing by Mr. Steve McBee, a lobbyist, who works to obtain entry to federal government opportunities. The fee under this agreement is $15,000 monthly through August 15, 2006, subject to our agreement to increase this monthly fee to $18,000 per month from August 15, 2006 through February 14, 2007. We did not agree to any increase to the monthly fee and the agreement expired in accordance with its terms.

Having achieved stable, high power operation of our silicon-based chemical reactor, we scheduled the assembly a complete working prototype, including all auxiliary subsystem components, for bench-top testing. In order to do so, however, we required additional financing. We raised approximately $6,800,000 in the public offering which closed on May 11, 2007, in order to expand operations and convert the preliminary prototype into a self-contained, portable prototype to be used to sample various U.S. military organizations and other potential OEMs. On September 29, 2007, we announced the demonstration of the working prototype.

Our Unique Patented Technology

We are developing a micro direct methanol fuel cell (“DMFC”) system. Fuel cells use a chemical reaction to generate electricity that can be used to power devices. This external electrical current (carried by negatively charged electrons) is balanced by an internal flow of positively charged ions through an ‘electrolyte’. Protons and electrons are released from the fuel at an electrode (the ‘anode’) and are transported away by an ‘oxidizer’ at a second electrode (the ‘cathode’). Our approach is differentiated from that of our competitors by our use of proprietary porous silicon electrodes and the use of liquid electrolytes. In our approach, methanol mixed with electrolyte is electrochemically reacted at the anode, while a flow of oxidizer and electrolyte is electrochemically reacted at the cathode. Compared to competing DMFC technologies that use carbon-based electrodes and solid PEM’s, we believe that our approach will be able to deliver higher power densities, at lower cost, and with a more reliable operation in a broader range of environmental conditions. We believe that our ability to use Si electrodes, leverage mainstream semiconductor processing for cost and manufacturability, and carry the fuel and oxidant on board gives us a distinct competitive edge.

Porous Silicon Electrodes

Our electrode architecture uses conductive porous silicon as the catalyst support structure rather than carbon. Starting with a silicon wafer much like that used in the semiconductor industry, millions of microscopic pores of tightly controlled micron sized dimensions are patterned and etched in the silicon to create about 300 micrometers long. A conductive film is then applied to the surface of the pore walls followed by a catalyst coating on top of the conductive film. The process can be used to produce either anode or cathode electrodes depending on the type of catalyst used. The final result is a porous electrode that enables a larger reactive surface area to generate more power while adjusting the pore diameters and substrate thickness to optimize the power density and cost.

Basic Cell Design

The proprietary Si electrodes are assembled into cells and stacks. Varying numbers of stacks can be assembled together based on the power required from the device. Fuel, electrolyte and oxidant are circulated through the stacks, and the electrochemical reactions generate power.

Overall System Design

The supply of fuels to the fuel cell stack is accomplished by a series of miniature pumps, channels through which the fluids are carried and fuel reaction chambers. Fuel and oxidizer are contained in a cartridge that may be detached from the fuel cell and replaced in order to refuel the system. The miniature pumps are used to drive fuel, electrolyte, and oxidizer around two closed loops, past the anode and the cathode respectively.

For the anode the following process takes place:

(1)	Liquid methanol and electrolyte are continuously pumped into the stack and through the silicon pores in the anode;

(2)	Unused methanol, electrolyte and carbon dioxide are forced out of the stack;

(3)	Carbon dioxide is separated from the methanol stream and vented into the air;

(4)	Contaminants are removed from the methanol and electrolyte stream;

(5)	Fresh methanol is injected into the fuel stream from the cartridge as needed; and

(6)	The fuel stream is then pumped back into the stack.

This recirculation process continues until all available methanol in the replaceable fuel cartridge has been consumed.

For the cathode the following process takes place:

(1)	Liquid oxidant is continuously pumped into the stack and across the surface of the silicon pores;

(2)	Unused oxidant and reduced oxidant compounds are forced out of the stack;

(3)	Oxidant regenerator is reacted with reduced oxidant compounds to convert them back into oxidant;

(4)	Water generated at the cathode is collected in the fuel cartridge;

(5)	Fresh oxidant is injected into the oxidant stream from the cartridge as needed; and

(6)	The oxidant stream is then pumped back into the stack.

Again, this recirculation process continues until all available methanol in the replaceable fuel cartridge has been consumed. Since the oxidant is regenerated in the Neah system, the amount of oxidant in the fuel cell and cartridge is small.

The fuel cartridge in our fuel cells contains flexible storage compartments, which contain fuel, a smaller quantity of oxidizer, and waste products produced in the reaction. The cartridge interfaces to the fuel cell unit by a detachable connection engineered to prevent exposure of the user to any liquid chemicals.

Comparison Between Porous Si Fuel Cells and PEM-Based Designs

We believe that the principal advantages of our approach over PEM-based designs include:

•
Our use of porous Si electrodes and the liquid electrolyte, eliminate a range of possible failure modes that have hampered introduction of PEM based systems. These include degradation of the PEM membrane, crossover of methanol fuel with degradation of the cathode catalyst, damage to the cathode catalyst by exposure to airborne contaminants such as sulfur; and flooding or alternatively drying out of the cathode catalyst. We believe that these advantages will allow our fuel cells to operate in a broader range of environmental conditions, in all orientations, with high reliability.

•
The use of silicon technology allows us to make use of existing silicon production infrastructure, with reduced need to create specialized production facilities. Neah can also use standard silicon technology to optimize the dimension of the pores for high power, while reducing the thickness to reduce cost and overall dimensions of the fuel cell.

•	The larger reaction area, coupled with the use of oxidizer at the cathode, leads to greater available power density, which reduces the size and cost of the fuel cell system.

•
Our technology allows us to create alternative product designs that do not require interactions with the environment for operation. This allows us to extend our fuel cell products to applications like sensor networks that require operation without breathing air or expelling gases.

•	The design of the fuel cell avoids conflicts with numerous patents and is itself patented by our Company.

•	Water created in the fuel cell reaction is retained in the fuel cartridge, not vented where it can damage the host device.

We believe that the principal disadvantages of our approach consist of the following factors:

•
Our approach requires both the fuel cell and the cartridge to contain acids at corrosive concentrations. It is therefore important to ensure that users of the technology are not brought into contact with these acids and that additional steps be taken to ensure that the lifetime of the system is adequate.

•	The need to select materials compatible with the chemistry.

Technical Achievements

We believe that our development effort has produced significant achievements to date. We further believe that these accomplishments have reduced many of the technology risks associated with the development of Neah Power Washington fuel cells.

The following is a qualitative list of these accomplishments.

(1)	Porous silicon pilot production capability established at Neah Power Washington - A scalable process has been defined;

(2)	Capable of depositing metals in high-aspect ratio silicon pores - Various deposition techniques have been developed;

(3)	Demonstrated high power electrode structures for DMFCs;

(4)	Demonstrated stable 8 cell and 16-cell stack operation;

(5)	Developed balance of plant components for use in prototypes;

(6)	Developed computer models to predict complete fuel cell system performance and cost; and

(7)	Filed patents to protect our unique technology.

(8)	Demonstrated a closed loop functioning prototype of a fuel cell generating net power.

(9)	Implemented Deep Reactive Ion Etching to create the Si electrodes.

Intellectual Property

We filed our first U.S. patent application in November 1999. Since then, we have filed patent applications covering many of the components and systems involved in our fuel cell design. In November 2003, we were awarded our first patent, U.S. Pat. No. 6,641,948, and in February, 2005, were awarded a continuation patent, U.S. Pat. No. 6,852,443, both entitled “Fuel Cells Having Silicon Substrates and/or Sol-Gel Derived Support Structures.” These foundational patents broadly cover silicon-based electrodes for use in fuel cells. Subsequently, we have been granted seven other patents which are fundamental to our technology and cover the use of porous substrates coated with catalyst as fuel cell electrodes and electrode structures, cell bonding techniques, and cartridges. When appropriate, foreign patent equivalents are pursued under the Patent Cooperation Treaty (the “PCT”). We monitor patent filings carefully and are not aware of any other patents that create potential conflicts with our fuel cell design or technology.

In addition, we believe our fuel cell design and technology are not in conflict with the U.S. patents covering PEM-based DMFCs held by several organizations in the U.S. The following are our basic areas of patent coverage.

U.S. Patents:

(1)	U.S. Patent No. 6,641,948 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” issued November 4, 2003. (401) Expires: April 5, 2020.

(2)
U.S. Patent No. 6,720,105 entitled "Metallic Blocking Layers Integrally Associated With Fuel Cell Electrode Structures and Fuel Cell Electrode Stack Assemblies" issued April 13, 2004. (401C2) Expires: April 5, 2020.

(3)	U.S. Patent No. 6,808,840 entitled “Silicon-Based Fuel Cell Electrode Structures And Fuel Cell Electrode Stack Assemblies” issued October 26, 2004. (401C3) Expires: April 5, 2020.

(4)	U.S. Patent No. 6,811,916 entitled “Fuel Cell Electrode Pair Assemblies And Related Methods” issued November 2, 2004. (402) Expires: December 12, 2021.

(5)	U.S. Patent No. 6,852,443 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” issued February 8, 2005. (401D1) Expires: April 5, 2020.

(6)
U.S. Patent No. 6,924,058 entitled “Hydrodynamic Transport and Flow Channel Passageways Associated with Fuel Cell Electrode Structures and Fuel Cell Electrode Assemblies” issued Aug. 2, 2005. (401C5) Expires: April 5, 2020.

(7)	U.S. Patent No. 7,105,245 entitled “Fuel Cell System Reactant Supply and Effluent Storage Cartridges” issued September 12, 2006. (404C2) Expires: December 20, 2024.

(8)	U.S. Patent No. 7,118,822 entitled “Fuel Cell Electrode Pair Assemblies and Related Methods” issued October 10, 2006. (402C1) Expires: October 16, 2022.

(9)	U.S. Patent No. 7,157,177 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” issued January 2, 2007. (403) Expires: Sept. 29, 2023.

(10)	U.S. Pat. No. 7,198,864 entitled “Silicon-Based Fuel Cell Electrode Structures” issued April 3, 2007. (401D2) Expires: April 5, 2020.

(11)	U.S. Pat. No. 7,205,665 entitled “Porous Silicon Undercut Etching Deterrent Masks and Related Methods” issued April 17, 2007. (414) Expires: Nov. 11, 2025.

Foreign Patents:

(1)	Chinese Patent No. CN1205685C entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” issued June 1, 2005. (401CN) Expires: November 17, 2019.

In addition to the foregoing patents, we also have the following applications pending:

U.S. Utility Patent Applications:

(1)	U.S. Pat. Appl. No. 10/996,647 entitled “Silicon-Based Fuel Cell Electrode Structures” filed Nov. 23, 2004. (401D2)

(2)	U.S. Pat. Appl. No. 10/251,518 entitled “Fuel Cells Having Internal Multistream Laminar Flow” filed September 20, 2002. (404C1)

(3)	U.S. Pat. Appl. No. 10/966,721 entitled “Nitric Acid Regeneration Fuel Cell Systems” filed Oct. 15, 2004. (405)

(4)	U.S. Pat. Appl. No. 10/892,876 entitled “Fuel Cells Having Cross Directional Laminar Flowstreams” filed Jul. 16, 2004. (406)

(5)
U.S. Pat. Appl. No. 11/313,550 entitled “Detachable Reactant Supply and Effluent Storage Cartridges, Layered Pump Assemblies, and Rotatable Fluid Transfer Valve Disk Assemblies for Use with Regenerative Fuel Cell Systems” filed Dec. 20, 2005. (413)

(6)	U.S. Pat. Appl. No. 11/530,815 entitled “Closed Liquid Feed Fuel Cell Systems And Reactant Supply And Effluent Storage Cartridges Adapted For Use With The Same” filed September 11, 2006. (404C3)

Foreign Patent Applications:

(1)	Canadian Pat. Appl. No. 2,392,115 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed July 27, 2002. (401CA)

(2)	Chinese Pat. Appl. No. 00818422.4 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed July 26, 2002. (401CN)

(3)	European Pat. Appl. No. 00991398.9 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed May 17, 2002. (401EP)

(4)	Japanese Pat. Appl. No. 2001-537811 entitled “Fuel Cells Having Silicon Substrates And/Or Sol-Gel Derived Support Structures” filed May 17, 2002. (401JP)

(5)	Canadian Pat. Appl. No. 2,444,688 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed October 17, 2003. (401CCA)

(6)	Chinese Pat. Appl. No. 02811803.0 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed October 20, 2003. (401CCN)

(7)	European Pat. Appl. No. 02731430.1 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed November 19, 2003. (401CEP)

(8)	Japanese Pat. Appl. No. 2002-584409 entitled “Porous Silicon And Sol-Gel Derived Electrode Structures And Assemblies For Use With Fuel Cell Systems” filed October 20, 2003. (401CJP)

(9)	Canadian Pat. Appl. No. 2,472,232 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 3, 2004. (403CA)

(10)	Chinese Pat. Appl. No. 03801936.1 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 2, 2004. (403CN)

(11)	European Pat. Appl. No. 03701220.0 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 3, 2004. (403EP)

(12)	Japanese Pat. Appl. No. 2003-558944 entitled “Porous Fuel Cell Electrode Structures Having Conformal Electrically Conductive Layers Thereon” filed July 2, 2004. (403JP)

Competition

The development and marketing of fuel cells and fuel cell systems is extremely competitive. In many cases, we compete directly with alternative energy and entrenched power-generation and power-storage technologies. In addition, a number of firms throughout the world have established fuel cell development programs, albeit most of them PEM-based. Competitors range from development stage companies to major domestic and international companies, many of which have:

•	substantially greater financial, technical, marketing and human resource capabilities;

•	established relationships with original equipment manufacturers;

•	name-brand recognition; and

•	established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by us or that would render our products and technology obsolete or non-competitive in the marketplace.

Employees

We currently have approximately 30 employees, including 3 executive officers, 25 persons in research and development and 2 clerical and administrative personnel. We have the right under our Technology Collaboration Agreement with Novellus Systems to be supplied with two full time scientists whose salary and expenses we are responsible for. As part of our streamlining process we intend to substantially reduce the number of employees.

Reports to Security Holders

(1)	We intend to deliver an annual report to security holders prior to any meeting of shareholders, which report will include audited financial statements.

(2)
Our shares currently trade on the OTC Bulletin Board under the symbol "NPWS." We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith must file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the SEC’s address and at the SEC’s website, each as provided immediately below.

(3)
The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The following discussion of our financial condition and results of operations should be read in conjunction with the audited financial statements of Neah Power Washington for the nine months ended September 30, 2007 and the year ended December 31, 2006, together with notes thereto included elsewhere in this annual report.

Unless otherwise obvious from the context, all references in this discussion are to the operations of Neah Power Washington, not Growth Mergers.

 Plan of Operation

We are developing a direct methanol micro fuel cell using our patented technology which is based on porous silicon. The fuel cells we have planned and designed are intended to be viable replacements of many types of batteries typically in use today, such as the lithium-ion and lithium-polymer power sources that drive most laptop and notebook computers and many other types of electronic equipment.

Recent trends continue to show the need for better and longer-lasting power solutions to close the “power gap” thus enhancing mobility and productivity.

Based on user demand, mobile electronic companies continue to add features for richer experiences. Notebook PC makers, for example, in recent years have enhanced their products with larger, more vivid color displays, faster processors, larger hard drives, DVD and/or CD drives, as well as multimedia and wireless networking capabilities. Each of these additions requires more power and, taken together, can be a significant drain on the PC’s limited battery capacity.

Users are also more dependent on these mobile devices and using them longer without access to A/C power, compounding the “power gap.” Sales of notebook PCs continue to grow faster than those of the overall PC market, and now represent more than half of all PCs sold. Moreover, with the growth and widespread availability of high-speed wireless connections (Wi-Fi) in corporate offices and public locations, “persistent” computing - constant connectivity to the Internet, email and corporate files - is becoming commonplace, creating additional demands for longer-lasting power.

We believe that our fuel cells, when fully developed, will be capable of bridging the power gap by having more power, a longer life and an instant recharge system using replacement fuel cartridges. In addition, we believe that they will be smaller and lighter than the batteries currently in use.

Having achieved stable, high power operation of our silicon-based chemical reactor (also referred to as a “stack”), we assembled a complete non-enclosed working prototype, including all auxiliary subsystem components, for bench-top testing during September 2007.

Our operational plan for fiscal year 2008 and 2009 includes several milestones that are set forth in our collaboration agreement with Novellus. See "Novellus Systems, Inc. on page 29.

Recent Developments

On December 19, 2007, we announced that our initial product offerings will focus on military applications requiring power sources that can operate without air and in harsh environments. Our working micro fuel cell prototype, which was demonstrated on September 28, 2007, runs as a closed loop system without requiring air as an oxidant. The focus on a closed loop system is based on customer needs for products that address "no air" needs such as underwater, underground, close quarters, high altitude and no atmosphere. We will continue to pursue the "air breathing" market, including military applications such as a BA-5590 replacement. As a result of the focus on a closed loop system, we believe it is unlikely that the milestones contained in our agreement with Novellus will be met. We are currently in the process of renegotiating our collaboration agreement with Novellus.

Overview

We have limited capital resources. Our auditor’s report for our financial statements as at and for the nine months ended September 30, 2007 and the year ended December 31, 2006 contains a “going concern” qualification indicating that our ability to continue as a going concern is substantially in doubt. We must, therefore, raise sufficient capital to fund our overhead burden and our continuing research and development efforts going forward.

Results Of Operations

For purposes of comparison, the following discussion compares the nine months ended September 30, 2007 with the nine months ended September 30, 2006

We had revenue of $49,057 for the nine months ended September 30, 2007 as compared to no revenue in the comparable nine months ended September 30, 2006. The revenue in 2007 was from the Federal Department of Defense (DoD), Office of Naval Research (ONR) pursuant to a contract for expense reimbursement related to certain technology development that began in July 2007 and is expected to continue for 12 months.

Research and development expenses for the nine months ended September 30, 2007 increased by $364,714 or approximately 12%, to $3,567,807 from the $3,203,093 recorded in the nine months ended September 30, 2006. The increase was primarily due to a net increase in wages, taxes and other employee related expenses of approximately $382,336 and an increase in stock based compensation related to research and development personnel of $87,350. These increases were somewhat offset by a net decrease of approximately $97,745 in facilities costs and project costs as well as a $46,180 net decrease in depreciation and other general expenses. The increase in salaries and related costs is due to the hiring of additional personnel to keep operations moving forward and on target.

General and Administrative expenses for the nine months ended September 30, 2007 were $2,119,196, a decrease of $63,756 or approximately 3%, from the $2,182,952 incurred in the comparable 2006 nine month period. This decrease was primarily due to a decrease in professional services expenses of approximately $319,688 most of which was a decrease in legal expense as the prior year’s period had a much higher cost due to the number of documents that were prepared and filed with the SEC. Approximately $165,000 of the legal fees were incurred in connection with the reverse merger that closed on March 9, 2006, and the Private Placement that closed on April 27, 2006. There was also a decrease in salaries and related costs of approximately $17,579 as well as a reduction in facilities expense and other costs of $32,668. These decreases were somewhat offset by an increase in special marketing consultant fees of $107,927, an increase in financing costs of approximately $38,880 and an increase in stock based compensation of $164,655 related to stock options granted to executive and administrative personnel.

Liquidity and Capital Resources

In May 2007, the Company closed on net proceeds of $6,353,498 from the sale of 12,845,038 common shares at $0.55 per share which also included 9,633,779 warrants one third of which are exercisable at $1.10, $1.60 and $2.00 respectively for 5 years after the offering date. Such warrants are generally exercisable only by the original purchaser.

In June 2007 we finalized negotiations with the Office of Naval Research ("ONR") for a research and development contract pursuant to a Congressional Appropriation of up to $1.75 million, primarily for expense reimbursement, over approximately a twelve month time frame that started in July 2007. There is also an additional Congressional Appropriation of up to $1.31 million which was approved in 2006 and for which we have submitted a proposal. We began related contract negotiations in early December and anticipate that we will close and begin work during the second quarter of fiscal 2008 and that it will continue for a 12 to 18 month period.

In November 2007 we sold two Convertible Notes for $500,000 each that are due June 28, 2008 and January 1, 2009 respectively and we received proceeds of $126,000 from the exercise of warrants at $0.20 per share which were reduced from the $1.10, $1.60 and $2.00 prices stated above for a six day period in October 2007 to induce exercise.

Our current operating expenses, net of non-cash charges, are approximately $500,000 per month and as of September 30, 2007 we had cash balances of $710,441. This amount plus the grant and contract monies and Note proceeds and warrant proceeds mentioned above are not sufficient to support the current level of operations for the next 12 months and it will be necessary to obtain substantial additional financing. We intend to raise further immediate additional financing in the form of debt and the possible sale of common shares. However, we cannot be certain that any of such financings will be timely obtained on acceptable terms. If we are unable to obtain, on a timely basis, the additional financing required to meet our cash needs, we will have to reduce or curtail operations which would materially and adversely affect our development efforts.

In light of our current cash situation and new initial product focus on a closed loop system that does not require air as an oxidant, we are streamlining our operations and reducing our number of employees to focus on our ONR agreement(s) and the development of a commercial liquid electrolyte prototype.  By focusing on these opportunities, we believe we can significantly reduce our monthly expenditures.  We believe this will best enable us to survive and move forward in the most efficient way possible, as we seek additional funding and explore strategic opportunities to maximize shareholder value.  There can be no assurance that these efforts will be successful.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities and expenses. Management evaluates our estimates on an ongoing basis, including estimates for Income tax assets and liabilities and the impairment of the value of investments. We base our estimates on historical experience and on actual information and assumptions that are believed to be reasonable under the circumstances at that time. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect its more significant estimates used in the preparation of its financial statements.

Revenue Recognition

Revenues consist of contract revenues. Contract revenues are recognized as the related research is conducted.

Share Based Payments

Effective January 1, 2006, the Company adopted SFAS No. 123R “Share Based Payment”. This statement is a revision of SFAS Statement No. 123, and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS 123R addresses all forms of share based payment (“SBP”) awards including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under SFAS 123R, SBP awards will result in a charge to operations that will be measured at fair value on the awards grant date, based on the estimated number of awards expected to vest over the service period. Compensation cost for awards that vest will not be reversed if the awards expire without being exercised. We estimate the fair value of each stock option grant by using the Black-Scholes option pricing model.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“SFAS 159”). SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that SFAS 159 will have any material effect on its financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. The Company will adopt this standard at the beginning of the Company’s fiscal year ending September 30, 2010 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on its consolidated financial statements but the impact will be limited to any future acquisitions beginning in fiscal 2010.

 In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. The Company will adopt this standard at the beginning of the Company’s fiscal year ending September 30, 2010. The Company has not determined the effect that the adoption of SFAS No. 160 will have on its consolidated financial statements.

Beginning with our fiscal year ending September 30, 2008, we will become subject to the requirement to include in our annual report management’s assessment of internal controls over financial reporting. This assessment will require us to document and test our internal control procedures in accordance with Section 404 of the Sarbanes-Oxley act of 2002. Our independent registered public accountants will be required to attest to our assessment of internal controls beginning with our fiscal year ending September 30, 2009.

Description of Property

We currently lease approximately 12,000 square feet of office and research and development space in two separate locations both located at 22122 20th Avenue S.E., Bothell, Washington, from an unaffiliated party, under a lease requiring the payment of monthly rent and shared expenses of approximately $15,000. Our lease expired in August 2007 and we are currently leasing our space on a month-to-month basis. We are currently negotiating with our landlord for new space which will allow us to combine our office and research and development space in one location.

Certain Relationships and Related Transactions; Director Independence

Transactions with Related Persons

In May 2004, Novellus Systems, Inc. invested $2.5 million in Neah Power Washington and signed a technology collaboration agreement. Effective May 24, 2006, this agreement was renewed and extended to March 9, 2008 and we were added as a party. Under the terms of the renewal agreement, Novellus continues to provide us with key engineering and technical expertise in connection with the development of our products, including the use of porous silicon in our fuel cells. Subject to Novellus’ continued assistance under the collaboration agreement and the technology being jointly developed with Novellus achieving the milestones set forth below, we expect to acquire all significant rights to the technology developed jointly by Novellus and us and to obtain the right to call on Novellus for reasonable technical assistance for a period of seven years. As part of the contract renewal, we have issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011. The milestones have been established and are set forth herein, as well as their expected dates of completion. Pursuant to the terms of the extension, all previously outstanding warrants and options to purchase common stock of Neah were cancelled and the $150,000 debt of our subsidiary Neah Power Washington was reaffirmed to be paid on November 30, 2006 with the understanding that we would guarantee such payment. This obligation was paid from the proceeds of the public offering which closed May 11, 2007. In connection with our entry into the amended technology collaboration agreement with Novellus, we issued an option to purchase 1,000,000 shares of our common stock to Dr. Drewery in connection. The option will vest upon completion of the milestones applicable to the warrant issued to Novellus.

Based on the current status of development of a military battery replacement fuel cell and particularly in light of our focus on developing a closed loop system, we believe it is unlikely that the above milestones will be met either on their initial or extended target dates. As a result. we are currently in negotiations with Novellus regarding a replacement for the current technology collaboration agreement and warrant agreement. There can be no assurance that such replacement agreements will be successfully negotiated.

Director Independence

Because they are not employees and have no other business relationships with our Company except as directors, the Board of Directors has determined that Messrs. Aldrin and Solomon qualify as independent directors.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "NPWS." Set forth below are the range of high and low bid quotations for the periods indicated as reported by the OTCBB. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

	Fiscal 2006
	High	Low
1st Quarter — March 9, 2006 through March 30, 2006	$2.00	$0.40
2nd Quarter — April 1, 2006 through June 30, 2006	3.70	0.55
3rd Quarter — July 1, 2006 through September 30, 2006	1.65	0.80
4th Quarter — October 1, 2006 through December 31, 2006	2.05	0.94

	Nine Months Ended 2007
	High	Low
1st Quarter — January 1, 2007 through March 31, 2007	$1.78	$0.87
2nd Quarter — April 1, 2007 through June 30, 2007	1.02	0.43
3rd Quarter - July 1, 2007 through September 30, 2007	0.55	0.25

	Fiscal 2008
	High	Low
1st Quarter — October 1, 2007 through December 31, 2007	$0.34	$0.17

The last sale price of our common stock on December 31, 2007, was $0.20.

Holders

As of November 30, 2007, our common stock was held of record by approximately 218 stockholders. This number does not include beneficial owners of common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries. There are issued and outstanding options to purchase 10,704,850 shares of our common stock and warrants to purchase 18,998,358 shares of our common stock.

Other than approximately 34,000,000 shares of common stock, all of our issued and outstanding shares of common stock are deemed to be restricted stock for purposes of Rule 144 under the Securities Act and, accordingly, may not be sold absent their registration under the Securities Act or pursuant to Rule 144 following their being held for the applicable holding periods set forth in Rule 144.

We became a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of a Form 10 registration statement filed September 25, 2006.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of Neah Power Washington’s business.

Securities Authorized For Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(A)	(B)	(C)

Equity Compensation Plans Approved by Security Holders of Shares of Common Stock	10,000,000	$0.25	0
Equity Compensation Plans Not Approved by Security Holders(1)	704,850	0.25
Total:	10,704,850	$0.25	0

(1)  Subject to shareholder approval

The Long Term Incentive Compensation Plan (“LTICP”) was adopted by the Board of Directors on March 14, 2006, to be effective on March 14, 2006, and was approved by the stockholders on that same date. The LTICP is to continue for a term of ten years from the date of its adoption. The LTICP seeks to promote the long-term success of our company and our subsidiaries and to provide financial incentives to employees, members of the Board and advisors and consultants of our company and our subsidiaries to strive for long-term creation of stockholder value. The LTICP provides long-term incentives to employees, members of the Board and advisors and consultants of our company and our subsidiaries who are able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives.

The Compensation Committee that is currently comprised of three members of our Board of Directors, Messrs. Rosen, Abramowitz and Solomon, administers the LTICP. The Compensation Committee has the authority to make awards, construe and interpret the LTICP and any awards granted thereunder, to establish and amend rules for LTICP administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the LTICP.

The maximum number of shares of our stock that may be issued under the LTICP for awards other than cash awards is 10,000,000 shares. To date, the Committee has awarded stock options for 10,704,850 shares to employees, members of the Board and advisors and consultants of our company and our subsidiaries, and none of these options has as of yet been exercised. If we change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the LTICP, the maximum number of shares which may be made subject to an award or all awards in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, may be equitably adjusted by the Committee, in its sole discretion.

The Board of Directors or the Committee may amend, suspend, terminate or reinstate the LTICP from time to time or terminate the LTICP at any time. However, no such action shall reduce the amount of any existing award (subject to the reservation of the authority of the Committee to reduce payments on awards) or change the terms and conditions thereof without the consent of any affected award recipient.

On March 14, 2006, the board of directors and the compensation committee authorized the issuance of options to purchase an aggregate of 6,589,500 shares of our common stock at an exercise price of $0.20 per share, which was the fair market value of our common stock on such date (with the exception of the 250,000 options issued to Mr. Abramowitz which are exercisable at $0.22 per share). On March 29, 2006, the board of directors and compensation committee agreed that all of Mr. Dorheim’s 162,500 severance options at $0.20 per share would be immediately vested as of such date. Through December 31, 2006 employees that resigned and new employees hired resulted in a net decrease of 264,000 existing stock options for a total of 6,325,500 options outstanding at December 31, 2006. During the nine months ended September 30, 2007, the board of directors granted 4,769,350 options and 390,000 options were cancelled or forfeited leaving 10,704,850 options outstanding at September 30, 2007.

BOARD OF DIRECTORS
	2007	2006

Paul Abramowitz	45,000	250,000
Dr. Daniel Rosen	1,285,000	600,000
Michael Solomon	45,000	350,000
Roger Walton	--	250,000
Leroy Ohlsen	85,000	450,000
Buzz Aldrin	521,000	--

TECHNICAL ADVISORY BOARD

Dr. Wilbert van den Hoek	--	250,000
Dr. Daniel Rosen	--	250,000
Roger Walton	--	250,000

EMPLOYEES AND OTHERS

Dr. John Drewery*	--	1,000,000
Stephen Tallman	--	400,000
Dr. Arthur Homa	60,000	450,000
David Dorheim	--	162,500
Chris D’Couto	2,250,000	--
Other employees	415,850	1,894,000
Others	162,500	--

*

Executive Compensation

The following table sets forth the total compensation received by the named executive officer during the transition period (nine months) ended September 30, 2007 and the fiscal year ended December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul Abramowitz	2007		$206,250	—	—	$75,535	—	—			$281,785
President & CEO	2006		223,767	—	—	$45,722	—	—			269,489

David Dorheim	2007	$		—	—	—	—	—	—	$
Former President & CEO	2006		$125,000	—	—	$31,126	—	—	—		$156,126

Arthur Homa	2007		$155,060	—	—	$26,465	—	—	—		$155,060
VP Engineering	2006		$187,249	—	—	$86,197	—	—			$273,446

Leroy Ohlson	2007		$82,843	—	—	$17,150	—	—	—		$87,488
Chief Technology Officer	2006		$101,352	—	—	$81,408	—	—	—		$182,760

Daniel Rosen	2007		$28,125	—	—	$296,227	—	—	—		$324,352
Executive Chairman	2006		—	—	—	$114,928	—	—	—		$114,928

Gerard C. ("Chris") D'Couto	2007		$8,654	—		$549,739	—	—	—		$558,393
Chief Operating Officer	2006		—	—	—	—	—	—	—		—

On March 27, 2006, Mr. Dorheim resigned as President and COO of Neah Power Washington. As severance, Mr. Dorheim received options to purchase 162,500 shares of our common stock at $0.20 per share and six months salary payable monthly.

Employment Agreements

Paul Abramowitz: On August 8, 2007, we entered into an Employment Agreement with our Chief Executive Officer, Paul Abramowitz (the “Employment Agreement”). The Employment Agreement details the duties, responsibilities, compensation and term of Mr. Abramowitz’s employment at the Company. Under the terms of the Employment Agreement, Mr. Abramowitz will initially receive a per annum base salary of $275,000, an annual bonus at the reasonable discretion of the Company’s Board of Directors, and other benefits and perquisites. The initial term of the Agreement commenced on August 1, 2007 and continues until December 31, 2008, unless terminated earlier pursuant to the terms of the Employment Agreement. The Agreement will be automatically renewed for an additional two-year term, unless either party gives written notice of its intention to terminate the Employment Agreement at least six months prior to the automatic renewal date.

The Employment Agreement also details Mr. Abramowitz’s salary and benefits to be received if his employment is terminated or he resigns for good reason. In such an event, Mr. Abramowitz’s benefits would include the following: (i) his salary prorated through the date of termination, together with any accrued benefits, (ii) a lump sum cash severance payment equal to one year of additional salary, (iii) all unvested stock options will immediately become vested, and (iv) all fringe benefits shall continue for a period of two years from the date of termination.

Dr. Gerard C. (Chris) D'Couto: Under the terms of the Offer Letter entered into between Dr. Gerard C. (Chris) D’Couto and us, he will initially receive a per annum base salary of $225,000, a bonus equal to 50% of his base salary upon the completion of certain milestones, 2,250,000 stock options (which options will immediately vest in the event of a change in control) and other benefits and perquisites. In the event Dr. D’Couto’s employment is terminated (i) for any reason other than for cause or a winding down of our operations or (ii) due to a change in control where he is not offered a comparable position at a similar compensation, Dr. D'Couto will be entitled to a severance payment equal to six months of his then current base salary.

Dr. Daniel Rosen: On August 17, 2007, Dr. Daniel Rosen was appointed Executive Chairman and we entered into a Services Agreement with him to act as our primary company spokesperson and liaison to the investment community. Dr. Rosen will receive $8,833 per month plus $12,500 per month in deferred compensation. We also agreed to grant Dr. Rosen incentive compensation plan options to purchase up to 1,000,000 shares of common stock at the closing price on August 17, 2007, with 250,000 options vested immediately, and 250,000 options vesting on each three month anniversary thereafter during the term of the agreement. The agreement will continue on an at-will basis until terminated by either party on no less than 30 days written notice. On September 4, 2007, Dr. Rosen was granted options to acquire an additional 225,000 shares for his role in numerous presentations throughout the country to promote our May 2007 public offering.  All of the 225,000 options vested upon grant.

We do not have employment agreements with any of our other executive officers or key employees. However, we require each of our employees to execute confidentiality and non-disclosure agreements with respect to all technical aspects of our business, and to agree to assign to our Company all inventions, research and technical data developed by them during the course of their employment.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for certain named executive officers outstanding as of September 30, 2007:

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name NEW	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Paul Abramowitz President & CEO	250,000			$0.22	Mar. 14, 2016	—	—	—	—
Paul Abramowitz	45,000			$0.45	May 2017
David Dorheim Former President & CEO	162,500			$0.20	Mar 2016	—	—	—	—
Dan Rosen	60,000			$0.45	May 2007
Dan Rosen	590,000			$0.25	Aug. 2017
Dan Rosen		500,000		$0.25	Aug. 2017
Dan Rosen	225,000			$0.23	Sep. 2017
Dr. Gerard C. (Chris) D'Couto	2,250,000			$0.25	Sep. 2017
Arthur Homa VP Engineering	450,000			$0.20	Mar 2016	—	—	—	—
Arthur Homa	—	60,000		$0.45	May 2017
Leroy Ohlson CTO	425,000			$0.20	Mar 2016	—	—	—	—
Leroy Ohlson	45,000			$0.45	May 2017
Leroy Ohlson	—	40,000		$0.45	May 2017

Compensation of Directors

Our directors are compensated with stock options from time to time under our Long Term Incentive Compensation Plan.

The following table reflects the compensation of directors for the nine months ended September 30, 2007:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity IncentivePlan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul Abramowitz (1)	—	—		$0	—	—	—		$0
Daniel Rosen (1)	—	—	$		—	—	—	$
Michael Solomon	—	—		$4,645	—	—	—		$4,645
Buzz Aldrin	—	—		$498,153	—	—	—		$498,153
Leroy Ohlsen (1)	—	—	$		—	—	—	$

(1) included in Summary Compensation Table above

Stock Option Plan and Stock Options

The Long Term Incentive Compensation Plan (“LTICP”) was adopted by the Board of Directors on March 14, 2006, to be effective on March 14, 2006, and was approved by the stockholders on that same date. The LTICP is to continue for a term of ten years from the date of its adoption. The LTICP seeks to promote the long-term success of our Company and our subsidiaries and to provide financial incentives to employees, members of the Board and advisors and consultants of our Company and our subsidiaries to strive for long-term creation of stockholder value. The LTICP provides long-term incentives to employees, members of the Board and advisors and consultants of our Company and our subsidiaries who are able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives.

The Compensation Committee that is currently comprised of three members of our Board of Directors, Messrs. Rosen, Abramowitz and Solomon, administers the LTICP. The Compensation Committee has the authority to make awards, construe and interpret the LTICP and any awards granted thereunder, to establish and amend rules for LTICP administration, to change the terms and conditions of options and other awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the LTICP.

The maximum number of shares of our stock that may be issued under the LTICP for awards other than cash awards is 10,000,000 shares. To date, the Committee has awarded stock options for 10,704,850 shares to employees, members of the Board and advisors and consultants of our Company and our subsidiaries, and none of these options has as of yet been exercised. If we change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the LTICP, the maximum number of shares which may be made subject to an award or all awards in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, may be equitably adjusted by the Committee, in its sole discretion.

The Board of Directors or the Committee may amend, suspend, terminate or reinstate the LTICP from time to time or terminate the LTICP at any time. However, no such action shall reduce the amount of any existing award (subject to the reservation of the authority of the Committee to reduce payments on awards) or change the terms and conditions thereof without the consent of any affected award recipient.

AGGREGATED OPTION/SAR* EXERCISES IN LAST FISCAL YEAR
AND FY END OPTION/SAR VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Exercisable Securities Underlying Unexercised Options at FY-End	Value of Unexercised In-the-money Options At FY-End Exercisable

Paul Abramowitz	-0-	-0-	283,750	$20,000
Dan Rosen	-0-	-0-	1,100,000	68,000
Michael Solomon	-0-	-0-	383,750	28,000
Leroy Ohlsen	-0-	-0-	458,750	34,000
Art Homa	-0-	-0-	450,000	36,000

*We have not granted any Stock Appreciation Rights ("SAR")

Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(A)	(B)	(C)

Equity Compensation Plans Approved by Security Holders of Shares of Common Stock	10,000,000	$0.25	0
Equity Compensation Plans Not Approved by Security Holders(1)	704,850	0.25
Total:	10,704,850	$0.25	0

(1)	Subject to shareholder approval

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes provide that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s articles of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our articles of incorporation provide that we will indemnify and hold harmless, to the fullest extent permitted by the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permit a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we sold unregistered securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. Except as specifically disclosed below, the issuance of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. The purchaser of the securities in such transactions had adequate access to information about us.

Prior to Growth Mergers, Inc.’s acquisition of Neah Power Washington, certain entities controlled by David Moore, Peter Cangany, John Otto and David Otto holding approximately $49,000 of Growth Mergers, Inc. outstanding debt received 5,000,000 shares of our common stock in exchange for cancellation of these obligations.

In connection with the merger transaction in which we acquired Neah Power Washington, we issued an aggregate of 26,203,858 shares of our common stock to approximately 60 Neah Power Washington stockholders. All of the Neah Power Washington stockholders represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

In March 2006, we issued 6,500,000 shares of our Series A convertible preferred stock to Special Investments Acquisitions Associates LLC and Summit Investment Limited. The Series A Preferred Stock was converted into an aggregate of 68,130,030 shares of our common stock, less the sum of (a) 6,255,000 shares of our common stock that are issuable to other former Neah Power Washington security holders upon conversion of our notes or exercise of certain warrants, and (b) all shares of our common stock issued or issuable in connection with the next financing for our company aggregating $1,500,000. In April 2006, all of the Series A preferred stock was converted into an aggregate of 62,628,030 shares of our common stock, of which 3,753,000 shares were returned to us effective as of April 27, 2006 and are held as treasury shares for issuance upon exercise of warrants issued to the former holders of our 8% notes. Consequently, the status of these shares is that they are issued but no longer outstanding. The remaining 58,875,030 shares originally issued to SIAA and Summit are not affected thereby and remain issued and outstanding. All recipients of the 62,628,030 shares of our common stock issued in connection with the conversion of the Series A preferred stock represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

In 2005 and 2006, Neah Power Washington had issued $142,400 of notes to certain of its shareholders and other investors. In connection with the merger transaction, such notes and an additional $358,000 of loans provided by affiliates of Castile Ventures, were exchanged for and evidenced by our 8% convertible notes aggregating $500,400 and warrants entitling the holders to purchase an aggregate of 3,753,000 shares of our common stock at an exercise price of $0.20 per share. In April 2006, all $500,400 of our notes were fully converted at $0.20 per share, into 2,502,000 shares of our common stock. The holders of such notes and warrants represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

On March 14, 2006, the board of directors and the compensation committee authorized the issuance of options to purchase an aggregate of 6,589,500 shares of our common stock at an exercise price of $0.20 per share, which was the fair market value of our common stock on such date (with the exception of the 250,000 options issued to Mr. Abramowitz which are exercisable at $0.22 per share). On March 29, 2006, the board of directors and compensation committee agreed that all of Mr. Dorheim’s 162,500 severance options at $0.20 per share would be immediately vested as of such date. Through December 31, 2006 employees that resigned and new employees hired resulted in a net decrease of 264,000 existing stock options for a total of 6,325,500 options outstanding at December 31, 2006. During the nine months ended September 30, 2007, the board of directors granted 4,769,350 options to acquire 4,544,350 shares and 390,000 options were cancelled or forfeited leaving 10,704,850 options outstanding at September 30, 2007.

BOARD OF DIRECTORS
	2007	2006
Paul Abramowitz	45,000	250,000
Dr. Daniel Rosen	1,285,000	600,000
Michael Solomon	40,000	350,000
Roger Walton	--	250,000
Leroy Ohlsen	85,000	450,000
Buzz Aldrin	521,000	--

TECHNICAL ADVISORY BOARD

Dr. Wilbert van den Hoek		250,000
Dr. Daniel Rosen		250,000
Roger Walton		250,000

EMPLOYEES AND OTHERS

Dr. John Drewery*	--	1,000,000
Stephen Tallman	--	400,000
Dr. Arthur Homa	60,000	450,000
David Dorheim	--	162,500
Chris D’Couto	2,250,000	--
Other employees	415,850	1,894,000
Others	162,500

The issuance of these options were considered to be exempt from registration under Section 4(2) of the Securities Act with the exception of the options issued to the employees, where the exemption relied upon is Rule 701 of the Securities Act.

All optionees other than the employees represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

In April 2006, we sold to 9 investors in a private placement an aggregate of 4,600,000 shares of our common stock a price of $0.50 per share. As indicated elsewhere in this prospectus, one of our directors purchased, for cash, 70,000 of these shares. In connection with such sales, we received $800,000 in cash and $1,500,000 was paid by delivery of a $1,500,000 6% promissory note which was subsequently amended to a 12% promissory note. All amounts of principle and interest were paid in full in various amounts between June 28, 2006 and November 3, 2006. All investors represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act. The placement agent received five-year warrants to purchase 320,000 common shares at $0.60 per share. These warrants were valued at $159,000 and have been recorded as a non-cash cost of the offering.

As part of the extension of the collaboration agreement with Novellus, in May 2006 we issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011.

The milestones have been established and are set forth, as well as their expected dates of completion, elsewhere in this prospectus. Novellus has agreed under the extension agreement to the termination of all of its previously outstanding warrants and options to purchase Neah Power Washington common stock. Novellus represented in writing that it acquired the securities for its own account, is able to bear the economic risk of holding the shares issuable upon exercise of the warrant and has had the opportunity to obtain any information it has deemed necessary for it to evaluate an investment in our company. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or an the availability of an exemption from the registration requirements of the Securities Act.

As described earlier in this prospectus, in December 2006, we entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. In connection with such financing, we issued the buyers of the notes an aggregate of 500,000 shares of common stock. We also issued to Palladium Captial Advisors, LLC a five year warrant to purchase up to 81,579 additional shares of our common stock at $1.33 per share.

In April 2006, the Company granted four-year warrants to Crystal Research Associates (“CRA”) to purchase 200,000 common shares at $0.85 per share. These warrants were valued at $222,000 and were recorded as research and development expense.

In November 2006, the Company borrowed $415,000 from existing shareholders. The notes bear interest at 10% and are due May 26, 2007. The Company’s largest shareholder granted one-year warrants to on of the lenders as additional consideration. These warrants, to purchase 500,000 shares of the Company’s common stock owned by the shareholder at $0.55 per share, are valued at $357,000, and are recorded as additional interest expense and a contribution of capital to the Company in the year ended December 31, 2006.

A summary of warrants outstanding at September 30, 2007 and December 31, 2006, follows:

		Number of	Fair Value	Exercise
Date	Action	Warrants	at Issuance	Price	Expiration Date

April 2006	Grant to Novellus under	4,705,000	$16,000,000	$0.001	Apr. 2011
	collaboration agreement
April 2006	Grants to note holders in	3,753,000	0	0.20	Apr. 2011
	conversion
April 2006	Grants to placement agent	320,000	159,000	0.60	Apr. 2011
April 2006	Grants to CRA	200,000	222,000	0.85	Apr. 2011
Dec. 2006	Grant to Palladium	81,579	101,467	1.33	Dec. 2011

Balance at December 31, 2006		9,059,579	16,482,467

May 2007	Camofi Master LDC	125,000	55,823	0.55	Mar. 2012
May 2007	Included with public offering	3,211,260	1,321,038	1.10	May 2012
	Included with public offering	3,211,260	1,280,731	1.60	May 2012
	Included with public offering	3,211,259	1,254,552	2.00	May 2012
Sept. 2007	Lippert/Holshone	180,000	73,712	0.51	Sep. 2011

Balance at September 30, 2007		18,998,358	20,468,323

On March 27, 2007, we entered into a Purchase Agreement and issued a 12% Secured Promissory Note due September 27, 2007 to an accredited institutional investor in exchange for gross proceeds of $350,000. The Note is secured by a Stock Interest and Pledge Agreement whereby our largest stockholder, Summit Trading Ltd., pledged an aggregate of 1,750,000 shares of our common stock to secure the debt. As consideration for the financing, we issued the buyer an aggregate of up to 312,500 shares of our common stock. We also issued five-year warrants to purchase up to 125,000 additional shares of our common stock at the price we sell our common stock in a subsequent equity financing. The buyer was granted customary piggyback registration rights.

On November 9, 2007, we sold a 10% convertible secured promissory note due January 1, 2009 to EPD Investment Co., LLC (“EPD”) for gross proceeds of $500,000. The note is convertible to shares of common stock at $0.29 per share. EPD will receive 1.25 million common shares and a 5-year warrant to purchase 500,000 shares at $0.29 per share, as well as additional shares if we do not repay the loan or effect a registration statement for the shares by specified dates.  The note is secured by common shares valued at five times the outstanding note balance, and is further secured by a security interest in substantially all of our assets until 45 days after a registration statement for all shares is declared effective.

On November 13, 2007, as consideration and security for the EPD financing, we issued 12.5 million shares of common stock to be held in escrow pursuant to the terms of the purchase agreement and related transaction agreements. We also issued the five-year warrants to purchase up to 500,000 additional shares of our common stock at $0.29 per share. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

On November 28, 2007, we sold a 12% convertible secured promissory note due June 28, 2008 to CAMHZN Master LDC (“CAMHZN”) for gross proceeds of $500,000. $315,000 was received at the closing, net of costs of $35,000 and the remaining $150,000 will be paid to the Company upon this registration statement becoming effective. There is a penalty of $10,000 per month for any delays in the Company's registration statement being declared effective. The note is convertible to shares of common stock at $3.00 per share. CAMHZN will receive 1.1 million common shares and a 5-year warrant to purchase 250,000 shares at $0.22 per share, as well as additional shares if we do not repay the loan or effect a registration statement for the shares by specified dates. The note is secured by 8,000,000 shares of our common stock.

As consideration and security for this financing, we issued 10.5 million shares of common stock to be held in escrow pursuant to the terms of the letter agreement and related transaction agreements. We also issued five-year warrants to purchase up to 250,000 additional shares of our common stock at $0.22 per share. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

NEAH POWER SYSTEMS, INC.

FINANCIAL REPORT

SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

[GRAPHIC OMITTED]
PETERSON SULLIVAN PLLC

CERTIFIED PUBLIC ACCOUNTANTS	TEL 206.382.7777 / FAX 206.382.7700
610 UNION STREET, SUITE 2300	http://www.pscpa.com
SEATTLE, WASHINGTON 98101

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Neah Power Systems, Inc.
Bothell, Washington

We have audited the accompanying consolidated balance sheets of Neah Power Systems, Inc., ("the Company") as of September 30, 2007 and December 31, 2006 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine months and year, respectively, then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neah Power Systems, Inc., as of September 30, 2007 and December 31, 2006, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring losses from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

Seattle, Washington
January 10, 2008

NEAH POWER SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
September 30, 2007 and December 31, 2006

	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$710,441	$1,141,905
Contract receivable	49,057	--
Prepaid expense	39,512	21,405
Total current assets	799,010	1,163,310
Property and equipment, net	197,090	434,059
Total Assets	$996,100	$1,597,369

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$894,045	$1,333,949
Accrued expenses	74,865	208,191
Equipment loan payable	--	29,840
Notes payable	--	1,965,000
Deferred revenue	189,500	189,500
Total current liabilities	1,158,410	3,726,480

Total liabilities	1,158,410	3,726,480
Commitments and Contingencies

Stockholders' Deficiency

Common Stock, $0.001 par value, 500,000,000 shares authorized, 119,932,700 and 106,915,431 shares issued, 116,179,700 and 103,162,431 shares outstanding	119,933	106,915
Additional paid-in capital	35,322,987	27,391,921
Treasury shares, 3,753,000 common shares, at no cost	--	--
Accumulated deficit	(35,605,230)	(29,627,947)
Total Stockholders' Deficiency	(162,310)	(2,129,111)
Total Liabilities and Stockholders' Deficiency	$996,100	$1,597,369

See Notes to Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

	2007	2006
Revenues
Contract revenue	$49,057	$--
Operating Expenses
Research and development expense	3,567,807	4,347,868
General and administrative expense	2,119,196	2,572,712
Total operating expenses	5,687,003	6,920,580
Loss from operations	(5,637,946)	(6,920,580)
Interest expense, net	(339,337)	(1,112,548)
Net Loss	$(5,977,283)	$(8,033,128)
Basic and diluted net loss per common share	$(0.05)	$(0.10)
Weighted average basic and diluted shares outstanding	109,956,708	78,659,792

See Notes to Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2007 and Year Ended December 31, 2006

	2007	2006
Cash Flows From Operating Activities
Net loss	$(5,977,283)		$(8,033,128)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	282,099		400,012
Share-based payments included in operating expenses	1,228,229		1,164,851
Share based payments issued as additional loan consideration, accounted for as interest expense	307,357		665,000
Warrants issued by shareholder, accounted for as interest expense	--		357,000
Changes in operating assets and liabilities
Contract receivable	(49,057)
Prepaid expenses	(18,108)		(11,730)
Accounts payable	(439,904)		--
Accrued expenses	(133,325)		1,262,752
Net cash used in operating activities	(4,799,992)		(4,195,243)
Cash Flows From Investing Activities
Purchases of property and equipment	(45,130)		(2,990)
Sales of short-term investments	--		103,200
Cash received from GMI in acquisition	--		506,500
Net cash (used in) provided by investing activities	(45,130)		606,710
Cash Flows From Financing Activities
Proceeds from bridge financing	350,000		500,400
Net proceeds from borrowings on notes payable	--		1,965,000
Payments on equipment loans	(29,840)		(186,846)
Net proceeds of common stock sold to investors in Private Placement	--		2,140,000
Private Placement offering cost adjustment from settlement	55,000		--
Net proceeds from public offering	6,353,498		--
Payments on 2007 and 2006 Bridge Financings	(2,315,000)		--
Other	--		69
Net cash provided by financing activities	4,413,658		4,418,623
Net (decrease) increase in cash and cash equivalents	(431,464)		830,090
Cash and cash equivalents, beginning of period	1,141,905		311,815
Cash and cash equivalents, end of period	$710,441		$1,141,905
Supplemental disclosure of cash flow information
Cash paid for interest	$60,254		$8,297
Cash paid for income taxes	$--		$--
Non-Cash Investing and Financing Activities
Acquisition of NPSWA:
Convert NPSWA Series A and Series B preferred stock to common stock	$--		$(18,952,869)
NPSWA common stock issued to converting preferred shareholders	--		18,952,869
Adjust NPSWA common stock to reflect $0.001 par value	--		(19,225,636)
Record additional paid-in capital from adjustment of common stock to
$0.001 par value	--		19,225,636
Record NPSNV Series A preferred stock	--		6,500
Record par value of NPSNV common stock	--		10,481
Record additional paid-in capital of NPSNV preferred and common stock	--		489,519
Cash received from GMI in acquisition	--		(506,500)
Net cash effect of NPSWA acquisition	$--		$--
Other non-cash activities:
Convert NPSNV Series A preferred stock to common stock	$--	$	(6,500)
NPSNV common stock issued to converting preferred shareholders	--		62,628
Reduce NPSNV paid-in capital upon conversion of Series A preferred stock to common	--		(56,128)
Bridge loans converted to common stock	--		(500,400)
Common stock issued for convertible bridge loans	--		500,400
Net cash effect of other non-cash activities	$--		$--

See Notes to Consolidated Financial Statements

NEAH POWER SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT )
For the Nine Months Ended September 30, 2007 and the Year Ended December 31, 2006

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Treasury Shares		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2005	583,449	$1,208,281	6,509,086	$17,744,588	888,795	$298,902	0	$-	$2,913,245	$(21,594,819)	$570,197
Convert NPSWA Series A and Series B preferred stock to common stock	(583,449)	(1,208,281)	(6,509,086)	(17,744,588)	7,092,535	18,952,869					-
Other adjustments by NPSWA prior to acquisition					9,127	69					69
Adjust number of NPSWA common shares to be same as GMI common shares					18,213,401						-
Adjust NPSWA common stock account to reflect $0.001 par value						(19,225,636)			19,225,636		-
Adjust NPSWA capital accounts to equal capital accounts of GMI	6,500,000	6,500			10,481,534	10,481			489,519		506,500
Convert bridge loans to common stock					2,502,000	2,502			497,898		500,400
Convert NPSNV Series A preferred stock to common stock	(6,500,000)	(6,500)			62,628,030	62,628			(56,128)		-
3,753,000 common shares returned to Company at no cost, to be held in treasury							(3,753,000)				-
Sell 4,600,000 common shares at $0.50/share, net of cash offering costs					4,600,000	4,600			2,135,400		2,140,000
Issue warrants valued at $159,000 to purchase 320,000 common shares to placement agent in stock sale, accounted for as cost of offering *											-
Issue 500,000 common shares valued at $665,000 to lenders, accounted for as interest expense					500,000	500			664,500		665,000
Share-based payments for services - common stock options									841,384		841,384
Share-based payments for research and development and interest expense -
common stock purchase warrants:
Crystal Research Associates									222,000		222,000
Palladium Capital Advisors									101,467		101,467
Recognize value of warrants issued to lenders by stockholder									357,000		357,000
Other adjustments					9						-
Net loss for the year ended December 31, 2006										(8,033,128)	(8,033,128))
Balances at December 31, 2006	-	$-	-	$-	106,915,431	$106,915	(3,753,000)	$-	$27,391,921	$(29,627,947)	$(2,129,111)

Shares and warrants issued as additional consideration for loan accounted for as interest expense					144,231	145			307,212		307,357

Sale of common shares in public offering, net of offering costs					12,845,038	12,845			6,340,653		6,353,498
Share based payments Common stock options and warrants issued or granted for services rendered									1,212,829		1,212,829
Shares issued for services rendered					28,000	28			15,372		15,400
Private Placement offering cost adjustment from settlement									55,000		55,000

Net loss for the nine months ended September 30, 2007										(5,977,283)	(5,977,283)

Balance at September 30, 2007	-	$-	-	$-	119,932,700,	$119,933	(3,753,000)	$-	$35,322,987	$(35,605,230)	$(162,310)

* No amount listed for this transaction as the amounts recognized as additional paid-in capital are offset by the offering costs.

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

Neah Power Systems, Inc. ("NPSNV") was incorporated in Nevada on February 1, 2001, under the name Growth Mergers, Inc. ("GMI"). As described in Note 16, in March 2006 GMI, at the time a public shell company, acquired all of the outstanding capital stock of an operating Washington corporation, Neah Power Systems, Inc. ("NPSWA"). Upon completion of the acquisition, GMI changed its name to be the same as its new wholly-owned subsidiary. The acquisition was accounted for as a reverse merger, which the Securities and Exchange Commission ("SEC") considers to be equivalent to a recapitalization. NPSNV is the legal parent of NPSWA but these financial statements, other than capital stock accounts, are those of NPSWA. In these financial statements, the "Company" refers to NPSNV and its wholly-owned consolidated subsidiary, NPSWA.

The Company has developed what it believes is a potential breakthrough in the development of a direct methanol micro fuel cell, that can serve as a replacement for batteries in a variety of mobile products.

Fuel cells are devices that combine a fuel, such as methanol, with an oxidant, such as oxygen gas, in a chemical reaction to produce electricity. Much like the engine in a car, a fuel cell can generate electricity continuously as long as fuel and oxygen are supplied to the reactor. Like a car, fuel cells can be “refueled” instantly by simply maintaining the fuel supply with small, replaceable fuel cartridges. Since fuel cells can be “recharged” instantly, end-users of mobile products powered by fuel cells can achieve long runtime by carrying spare fuel cartridges, not extra batteries and chargers. Also, because spare fuel cartridges can be smaller, lighter and less costly than extra batteries, convenience of use can be dramatically improved.

Using its patented technology based on porous silicon, the Company is developing this technology to produce its proprietary fuel cell for portable electronic devices to replace batteries that typically operate in the 10-100 watt range. These electronic devices are most commonly served by lithium-ion battery based power packs.

To date, the Company has achieved stable, high power operation of its silicon-based chemical reactor (also referred to as the “stack”), and has assembled a working prototype with all auxiliary subsystem components.

The Company intends to develop prototype devices that can be evaluated by original equipment manufacturers ("OEM’s") for the development of final fuel cell products that either the Company or potential licensees of the Company will use to manufacture final products for sale to the Company's partners, distributors, or OEM customers. The Company also intends to design and distribute the fuel cartridge that the Company's fuel cells require for refueling. The Company expects to generate revenues from both the sale and licensing of both fuel cartridges and the completed fuel cells. The Company's current business plan contemplates that the Company will subcontract to third parties substantially all of the production and assembly of these fuel cartridges. However, the Company may elect to produce the fuel cells through subcontractors and distribute them, or may opt to both manufacture and distribute the fuel cells. What decision the Company ultimately makes will depend upon its capital resources, production costs to be incurred and the resulting profit margins and cannot be predicted at this time.

Note 2. Going Concern

The Company's financial statements are prepared consistent with accounting principles generally accepted in the United States applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in the financial statements, the Company has sustained substantial losses and has relied primarily on sales of securities and proceeds from borrowings for operating capital, which raise substantial doubt about its ability to continue as a going concern.

Subsequent to September 30, 2007, the Company raised capital in November by selling two promissory notes for a total of $1,000,000 with proceeds of $815,000 received upon closing and $150,000 to be received upon a registration statement being declared effective by January 31, 2008 and $35,000 of related expenses were paid by the Company (see Note 17). The Company also received proceeds of $125,182 from the exercise of warrants by shareholders that acquired such warrants in the public offering in May 2007 (See Note 9). The exercise price of such warrants was reduced from $1.10, $1.60, and $2.00 to $0.20 (the then market trading value) for a period of six days in October 2007 in order to induce such exercise. These total proceeds of $1,090,182 and certain ongoing expense reimbursement grant funding from the Office of Naval Research ("ONR") will fund the Company’s operations at least through February 2008. To meet its cash needs from that point forward, the Company intends to seek financing from potential strategic investors, debt and additional sales of securities. There is no assurance that the Company will be successful in raising this capital on a timely basis, if at all. The failure to obtain the necessary working capital would have a material adverse effect on the development program and business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

Note 3. Summary of Significant Accounting Policies

Change in Fiscal Year End

In November 2007, the Company’s Board of Directors approved a change in our fiscal year end from December 31 to September 30. The nine month results now being reported by the Company relate to the transitional period ended September 30, 2007. Comparative information for the nine months ended September 30, 2006 is included in the previously filed unaudited Quarterly Report on Form 10-QSB for the quarter and nine months ended September 30, 2006.

The following table presents certain comparative transition period financial information for the nine months ended September 30, 2007 and 2006 respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2007 and 2006

	2007	2006
Revenues		(Unaudited)
Contract revenue	$49,057	$--
Operating expenses
Research and development expense	3,567,807	3,203,093
General and administrative expense	2,119,196	2,182,952
Total operating expenses	5,687,003	5,386,045
Loss from operations	(5,637,946)	(5,386,045)
Interest (expense) income, net	(339,337)	19,056
Net Loss	$(5,977,283)	$(5,366,989)
Basic and diluted net loss per common share	$(0.05)	$(0.08)
Weighted average basic and diluted shares outstanding	109,956,708	70,567,398

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated.

Use of Estimates

In preparing financial statements conforming with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and short-term investments that are readily convertible to cash and have original maturities of three months or less at the time of acquisition. On occasion, the Company maintains cash balances in excess of federal insurance limits.

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, contract receivable, accounts payable, accrued expenses, and for 2006, equipment loan payable and note payable. The fair value of all financial instruments approximates the recorded value based on the short-term nature and market interest rates of these financial instruments.

Depreciation and Amortization

Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the related assets, ranging from three to five years for property and equipment. Leasehold improvements are amortized over the shorter of their useful lives or term of the lease.

Impairment of Long-Lived Assets

The Company's long-lived assets, including property and equipment, are reviewed for carrying value impairment at least annually or more frequently when events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company does not believe that any of its long-lived assets were impaired at September 30, 2007.

Revenue Recognition

Revenues normally consist of grant and contract revenues. The Company recognizes revenue when it has persuasive evidence of an arrangement, the services have been provided to the customer, the price for services is fixed and determinable, no significant unfulfilled Company obligations exist, and collectability is reasonably assured.

Grant revenues are recognized as the related research is conducted. Contract revenues consist of amounts recorded from services provided to a single customer. Revenues earned under such arrangements are recorded as earned either as milestones are achieved or as the services are provided. Upfront payments received under contractual arrangements are recognized as revenue over the service period.

Unearned revenues, recorded as deferred revenue in the balance sheet, were $189,500 as of September 30, 2007.

Research and Development Expense

Research and development costs are expensed as incurred.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and on the expected future tax benefits to be derived from net operating loss carryforwards measured using current tax rates. A valuation allowance is established if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the nature of the acquisition described in Note 16 and the resulting greater than 50% change in control, the ability of the Company to utilize NOL carryforwards from NPSWA will be limited.

Share-Based Payments

In March 2006, the Company adopted its Long Term Incentive Compensation Plan ("the Plan") and stock options were granted to certain employees, officers and directors of the Company, certain former employees, and others at the time of adoption of the Plan. The Company granted additional stock options under the Plan to certain officers, directors and employees and also granted stock purchase warrants to non-employees and other parties throughout the year ended December 31, 2006 and the nine months ended September 30, 2007.

Grants of stock options under the Plan are accounted for in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No.123 (revised 2004), Share-Based Payment ("SFAS 123(R)"). Grants of stock options under the Plan and grants of stock purchase warrants to non-employees and other parties are accounted for in accordance with the Financial Accounting Standards Board's Emerging Issue Task Force Abstract, EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services ("EITF 96-18").

To calculate the value of share-based payments, the Company uses the Black-Scholes fair value option-pricing model with the following weighted average assumptions for options and warrants granted during the nine months ended September 30, 2007 and the year ended December 31, 2006:

	2007	2006
Risk free interest rate	4.9%	4.7%
Expected dividend yield	0.0%	0.0%
Volatility	138.6%	122.0%
Expected life in years	10.0	10.0

Share-based payments recognized as operating expense are as follows for the nine months ended September 30, 2007, and year ended December 31, 2006:

	2007	2006
Common stock options	$1,196,204	$841,384
Common stock purchase warrants:
Crystal Research Associates (Note 11)	--	222,000
Palladium Capital Advisors (Note 7)	--	101,467
Lippert/Heilshorn & Associates	16,625	--
Total warrants	16,625	323,467
Total share based payments	1,212,829	1,164,851

Total share based payments were recorded as follows:
Research and development expense	370,015	547,966
General and administrative expense	842,814	616,885
	$1,212,829	$1,164,851

Loss per Share

Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common stock shares outstanding during the period. Diluted loss per share, which would include the effect of the conversion of unexercised stock options and unexercised warrants to common stock, is not separately computed because inclusion of such conversions is antidilutive. In these cases, basic and diluted loss per share is the same.

Basic weighted average common shares outstanding, and the potentially dilutive securities excluded from loss per share computations because they are antidilutive, are as follows for the nine months ended September 30, 2007 and the year ended December 31, 2006:

	2007	2006
Basic and diluted weighted average common stock shares outstanding	109,956,708	78,659,792
Potentially dilutive securities excluded from loss per share computations:
Common stock options	10,704,850	6,325,500
Common stock purchase warrants	18,998,358	9,059,000

Recent Accounting Pronouncements

In accordance with Release No. 8760 of the Securities Act of 1933, commencing with the Company's fiscal year ending September 30, 2008, the Company will become subject to the requirement to include in its annual report management's assessment of internal controls over financial reporting. This assessment will require the Company to document and test its internal control procedures in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Company's independent registered public accountants will be required to attest to the Company's assessment of internal controls for its fiscal year ending September 30, 2009.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS 157"). SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the effect of applying SFAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“SFAS 159”). SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not believe that SFAS 159 will have any material effect on its financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities, (“EITF 07-3”) which is effective for fiscal years beginning after December 15, 2007. EITF 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts will be recognized as an expense as the goods are delivered or the related services are performed. The Company does not expect the adoption of EITF 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting. The Company will adopt this standard at the beginning of the Company’s fiscal year ending September 30, 2010 for all prospective business acquisitions. The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on its consolidated financial statements but the impact will be limited to any future acquisitions beginning in fiscal 2010.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51,” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet. The Company will adopt this standard at the beginning of the Company’s fiscal year ending September 30, 2010. The Company has not determined the effect that the adoption of SFAS No. 160 will have on its consolidated financial statements.

Note 4. Property and Equipment

	September 30,	December 31,
	2007	2006
Laboratory equipment	$1,356,414	$1,317,165
Leasehold improvements	579,641	579,641
Computer equipment and software	140,602	134,721
Office furniture and equipment	56,000	56,000
Subtotal	2,132,657	2,087,527
Accumulated depreciation and amortization	(1,935,567)	(1,653,468)
Property and equipment, net	$197,090	$434,059

Note 5. Accrued Expenses

	September 30,	December 31,
	2007	2006
Vacation pay	$50,537	$39,573
Accrued interest	4,199	--
Payroll and payroll taxes	20,129	168,618
Total	$74,865	$208,191

Note 6. Equipment Loan Payable

An equipment loan secured by laboratory and testing equipment was payable $6,042 per month, including interest at 6%. The balance due of $29,840 at December 31, 2006, was paid in full during the nine months ended September 30, 2007.

Note 7. Notes Payable

In November 2006, the Company borrowed $415,000 from existing shareholders pursuant to notes payable bearing interest at 10% that were due May 26, 2007. In addition, the Company's largest shareholder granted one-year warrants to one of the lenders as additional consideration. These warrants, to purchase 500,000 shares of the Company's common stock owned by the shareholder at $0.55 per share, were valued at $357,000, and were recorded as additional interest expense and a contribution of capital to the Company in the year ended December 31, 2006.

In December 2006, the Company borrowed $1,550,000 from six accredited institutional investors. The investors also received 500,000 shares of common stock, valued at $665,000, as additional consideration which was recorded as additional interest expense in the year ended December 31, 2006. In addition, Palladium Capital Advisors, LLC, the Distributor, received a five-year warrant to purchase 81,579 common shares at $1.33 per share. This warrant was valued at $101,467 and was recorded as additional interest expense in the year ended December 31, 2006.

All of the above loans were repaid from proceeds of the public offering in May 2007.

Note 8. Conversions of Debt and Preferred Stock to Common Stock and Return of Treasury Shares

During the calendar quarter ended March 31, 2006, certain shareholders loaned the Company $500,400, which loans automatically converted into 2,502,000 shares of common stock in April 2006 when additional financing of not less than $1,500,000 was subsequently received by the Company. In addition, these lenders received five-year warrants to purchase an aggregate of 3,753,000 shares of common stock of the Company at an exercise price of $0.20 per share. A corresponding number of shares were returned to the Company at no cost by the two largest shareholders of the Company to cover any exercises of these warrants and have been recorded as treasury shares. If the warrants are not exercised, these treasury shares will be retained by the Company for general corporate purposes, at which time the Company will determine their contributed value.

At the same time as the conversion described above, stockholders owning the Company's 6,500,000 shares of its Series A Convertible Preferred Stock converted such shares into 62,628,030 shares of common stock. The shares of common stock returned to the Company as treasury shares came from these converting shareholders.

Note 9. Sale of Common Shares in Private Placement and Public Offering

In April 2006, the Company sold 4,600,000 shares of common stock under a private placement to accredited investors for $0.50 per share. The Company realized, after cash offering costs of $160,000, a net of $2,140,000. The placement agent received five-year warrants to purchase 320,000 common shares at $0.60 per share. These warrants were valued at $159,000 and were recorded as a non-cash cost of the offering. See Note 14 for information on a settlement with the placement agent.

On May 11, 2007, the Company closed a public offering of common stock and warrants through Empire Financial Group, Inc. with total gross proceeds raised of $7,064,771. After commissions and offering and distribution expenses of $711,273, the Company received net proceeds of $6,353,498. The Company sold 12,845,038 shares of common stock at a price of $0.55 per share, which included warrants to purchase up to 75% of the number of shares purchased, at exercise prices of $1.10, $1.60 and $2.00, respectively, for each 25%, expiring on the fifth anniversary of the offering. Such warrants are generally exercisable only by the original purchaser. The underwriter’s sales commission was 9.2 % of the total amount of proceeds raised, plus $61,314 in underwriter’s expenses, legal fees and other offering costs.

The Company used a portion of the proceeds of the offering to repay $1,550,000 for the December 2006 bridge loans, $415,000 for the November 2006 affiliate loans, $350,000 for the March 2007 bridge loan, $162,307 in deferred and past due salary to our President & CEO, $515,000 for general accounts payable and accrued expenses and $150,000 was paid to Novellus. In the same offering the company registered an additional 7,684,579 of shares for the benefit of existing shareholders.

Note 10. Stock Option Plan

In March 2006, the Company adopted its Long Term Incentive Compensation Plan ("the Plan"). NPSWA had a stock option plan that was cancelled, along with all of its outstanding stock options and stock purchase warrants, upon completion of the acquisition by the Company.

The Plan is to continue for a term of ten years from the date of its adoption. The Plan is administered by the Compensation Committee ("the Committee") of the Company's Board of Directors. A maximum of 10,000,000 shares of Company common stock can be issued under the Plan. To date, the Company has awarded stock options for 10,704,850 shares to employees, members of the Committee, the Board, and advisors and consultants to the Company, and none of these options has as of yet been exercised. Options are exercisable for ten years from date of grant. All current members of the Committee have received grants of stock options under the Plan. Options granted in excess of 10,000,000 will require shareholder approval.

If the Company changes the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award or all awards in any calendar year, and the number of shares covered by each outstanding award and the price therefore, if any, may be equitably adjusted by the Committee, in its sole discretion. The Board of Directors or the Committee may amend, suspend, terminate, or reinstate the Plan at any time. However, no such action can reduce the amount of any existing award (subject to the reservation of the authority of the Committee to reduce payments on awards) or change the terms and conditions thereof without the consent of any affected award recipient.

The following table summarizes stock option activity during the nine months ended September 30, 2007 and year ended December 31, 2006:

Options Outstanding	Weighted Average Exercise Price
Initial grant - March 2006	6,589,500	$0.24
Additional grants through December 31, 2006	66,000	1.73
Forfeitures	(330,000)	0.20
Exercised	0
Outstanding at December 31, 2006 (3,671,500 exercisable options)	6,325,500	$0.24

Grants during the nine months ended September 30, 2007	4,769,350	0.40
Forfeitures and cancellations	(390,000)	0.69
Exercised	0
Outstanding at September 30, 2007 (8,229,850 exercisable options )	10,704,850	$0.29

The weighted average fair value of the options granted during the period ended September 30, 2007 and December 31, 2006, was $0.40 and $0.25 respectively and the weighted average remaining contractual lives of outstanding options was 8.5 years and 9.3 years respectively.

Note 11. Common Stock Purchase Warrants

A summary of warrants outstanding at September 30, 2007 and December 31, 2006, follows:

		Number of	Fair Value	Exercise
Date	Action	Warrants	at Issuance	Price	Expiration Date

April 2006	Grant to Novellus under collaboration agreement	4,705,000	$16,000,000	$0.001	Apr 2011
April 2006	Grants to note holders in conversion	3,753,000	0	0.20	Apr 2011
April 2006	Grants to placement agent	320,000	159,000	0.60	Apr 2011
April 2006	Grants to CRA	200,000	222,000	0.85	Apr 2011
Dec. 2006	Grant to Palladium	81,579	101,467	1.33	Dec 2011

Balance at December 31, 2006		9,059,579	16,482,467

May 2007	Camofi Master LDC	125,000	55,823	0.55	Mar. 2012
May 2007	Included with public offering	3,211,260	1,321,038	1.10	May 2012
	Included with public offering	3,211,260	1,280,731	1.60	May 2012
	Included with public offering	3,211,259	1,254,552	2.00	May 2012
Sept. 2007	Lippert/Heilshorn	180,000	73,712	0.51	Sep. 2011

Balance at September 30, 2007		18,998,358	20,468,323

Camofi Master LDC

In March 2007, Camofi Master LDC received a five-year warrant to purchase 125,000 common shares at $0.55 per share, 96,154 shares to be registered and 48,077 restricted shares as additional consideration for a loan of $350,000 which was convertible into common shares at $0.964 per share. The loan was paid in full from proceeds of the public offering in May 2007. The values of the additional consideration, which were recorded as non cash interest expense in the nine months ended September 30, 2007, were as follows:

Warrant Value	$83.296
Registered Shares	62,970
Restricted Shares	31,485
Beneficial Conversion Feature	129,606

Total Consideration	$307,357

Novellus

In May 2004, Novellus Systems, Inc. invested $2.5 million in Neah Power Washington and signed a technology collaboration agreement. Effective May 24, 2006, this agreement was renewed and extended to March 9, 2008 and we were added as a party. Under the terms of the renewal agreement, Novellus continues to provide us with key engineering and technical expertise in connection with the development of our products, including the use of porous silicon in our fuel cells. Subject to Novellus’ continued assistance under the collaboration agreement and the technology being jointly developed with Novellus achieving the milestones set forth below, we expect to acquire all significant rights to the technology developed jointly by Novellus and us and to obtain the right to call on Novellus for reasonable technical assistance for a period of seven years. As part of the contract renewal, we have issued to Novellus a warrant to purchase 4,705,000 shares of our common stock at an exercise price of $.001 per share, for an aggregate purchase price assuming total exercise of $4,705, which will expire on April 1, 2011. The milestones have been established and are set forth below, as well as their expected dates of completion. Novellus has agreed under the extension agreement to the termination of all of its previously outstanding warrants and options to purchase Neah Power Washington common stock.

The milestones to which we have agreed with Novellus under a letter agreement relating to the technology collaboration agreement, as well as the target dates for completion and the related vesting schedule of the warrant, are as follows:

(1)
The warrant will vest as to ten percent (10%) of the shares of our common stock when Novellus and we complete a fully self contained prototype fuel cell capable of producing 10 Watts of power continuously for 5 hours using one detachable cartridge. The prototype will be approximately 40% larger than the intended size of our initial military product.

Milestone Date: September 30, 2007

(2)
The warrant will vest as to fifteen percent (15%) of the shares of our common stock when Novellus and we complete a fully self-contained fuel cell capable of producing 45 Watts of peak power and 300 WH capability at 20 Watts average operating power. This prototype will be the same size as our initial military product, i.e. about 0.9 liter, which is the same size as a standard disposable battery widely used in the military.

Milestone Date: September 30, 2007

(3)	The warrant will vest as to fifty percent (50%) of the shares of our common stock when Novellus and we complete all of the following tasks:

•	Establish a pilot production line to assemble completed fuel cells.

•
Finalize a manufacturing process for silicon electrodes based on the most common silicon wafer format, based on commercially available equipment, and identification of a manufacturing partner that is capable and willing to run the process.

•	Reduce the cost of processing porous silicon electrodes to $30 or less per silicon wafer. One silicon wafer is expected to yield 12 electrodes.

Milestone Date: December 31, 2007

(4)	The warrant will vest as to twenty-five percent (25%) of the shares of our common stock when Novellus and we complete all of the following tasks:

•
Reduce the electrode catalyst loading to 25-30% of its value as of May 2005. Catalyst materials form a large part of the production cost of any methanol fuel cell; reaching this target would allow us to meet our cost of goods targets in the future.

•	Develop a plan to scale our fuel cell production process to commercial volumes, and to adapt it to commercially available equipment.

Milestone Date: March 31, 2008

The agreement with Novellus contains the following incentives for Novellus to complete the four milestones described above by their respective target dates:

•	If the milestone is completed on or before 120 days following the target date, there will be no penalty and 100% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•
If the milestone is completed after 120 days following the target date but on or before 210 days following the target date, there will be a one-third penalty and only 66.67% of the Warrants scheduled to vest under the milestone will vest in Novellus;

•
If the milestone is completed after 210 days following the target date but on or before 300 days following the target date, there will be a two-third penalty and only 33.33% of the Warrants scheduled to vest under the milestone will vest in Novellus; or

•	If the milestone is completed after 300 days following the target date, there will be a 100% penalty and 0% of the Warrants scheduled to vest under the Milestone will vest in Novellus.

The value of the warrant has been calculated using the Black Scholes method pursuant to FASB Statement of Financial Accounting Standards No. 123(R) at approximately $16,000,000 and will be accounted for ratably as each specific milestone is achieved. Because no milestones have yet been reached, no expense has been recorded for the warrant through September 30, 2007.

Based on the current status of development of a military battery replacement fuel cell and particularly in light of our focus on developing a closed loop system, we believe it is unlikely that the above milestones will be met either on their initial or extended target dates. As a result, we are currently in negotiations with Novellus regarding a replacement for the current technology collaboration agreement and warrant agreement. There can be no assurance that such replacement agreements will be successfully negotiated.

Under certain circumstances, the Company can exercise a repurchase right to acquire warrant stock acquired by Novellus prior to achieving any specific milestone. Under such circumstances, Novellus could only recover the exercise price it had paid for the repurchased stock.

In connection with our entry into the amended technology collaboration agreement with Novellus on May 26, 2006, we issued an option to purchase 1,000,000 shares of our common stock to Dr. Drewery. The option will vest upon completion of the milestones applicable to the warrant issued to Novellus. Because no milestones have yet been reached, no expense has been recorded for the option though September 30, 2007

Convertible Notes Converted to Common Stock in April 2006

As described in Note 8, in conjunction with the automatic conversion of $500,400 of 8% Convertible Notes on April 27, 2006, the Company issued five-year warrants to the note holders to acquire up to 3,753,000 shares of Company common stock at $0.20 per share. Any shares issued pursuant to exercise of these warrants are to be obtained from the treasury shares contributed by the Company's two principal stockholders for such purpose. No value was attributed to these warrants as they have no cost to the Company. If the warrants are not exercised, these treasury shares will be retained by the Company for general corporate purposes, at which time the Company will determine their contributed value.

Private Placement in April 2006

As described in Note 9, in April 2006, the Company sold 4,600,000 shares of common stock under a private placement. The placement agent received five-year warrants to purchase 320,000 common shares at $0.60 per share. These warrants were valued at $159,000 and have been recorded as a non-cash cost of the offering. See Note 14 for information on a settlement with the placement agent.

Crystal Research Associates

As described in Note 13, in April 2006, the Company granted four-year warrants to Crystal Research Associates ("CRA") to purchase 200,000 common shares at $0.85 per share. These warrants were valued at $222,000 and were recorded as research and development expense.

Palladium Capital Advisors, LLC

As described in Note 7, in December 2006, Palladium Capital Advisors, LLC, received a five-year warrant to purchase 81,579 common shares at $1.33 per share. This warrant was valued at $101,467 and was recorded as additional interest expense in the year ended December 31, 2006.

Lippert/Heilshorn and Associates

As of June 26, 2007 warrants to acquire 180,000 shares of common stock were issued to Lippert/Heilshorn, the Company's public relations firm, at an exercise price of $0.51 per share.  Such warrants vest quarterly over a one year period.

Public Offering of Securities

In May 2007, the Company sold 12,845,038 shares of common stock at $0.55 per share which shares included three warrants for every four shares acquired and are exercisable in three tranches at $1.10, $1.60 and $2.00 respectively. The warrants expire on the fifth anniversary of the offering and are generally exercisable only by the original purchaser. The underwriter’s sales commission was 9.2 % of the total amount of proceeds raised, plus $61,314 in underwriter’s expenses, legal fees and other offering costs. The exercise price of the warrants was reduced to $0.20 per share for a six day period in October 2007 to induce exercise and in November 2007 the Company received proceeds of $126,182 from the exercise of 630,091warrants.

Note 12. Income Taxes

Significant components of the Company's deferred tax assets and liabilities and related valuation allowances are as follows as of September 30, 2007 and December 31, 2006:

	2007	2006
Deferred tax assets (liabilities):
Accelerated depreciation	$(80,000)	$148,000
Research & development credit	793,000	678,000
Accrued vacation	17,000	16,000
Shared-based compensation expense	816,000	399,000
Net operating loss carryforwards	10,861,000	9,246,000
Total net deferred tax assets	12,407,000	10,487,000
Valuation allowance	(12,407,000)	(10,487,000)
Deferred tax assets, net of valuation allowance	$-	$-

The Company has established a valuation allowance as of September 30, 2007 and December 31, 2006, due to the uncertainty of future realization of the net deferred tax assets. During the nine months ended September 30, 2007 and the year ended December 2006, the valuation allowance increased by $1,920,000 and $2,852,000, respectively.

The difference between the tax at the statutory federal tax rate and no tax provision recorded by the Company for the nine months ended September 30, 2007, and the year ended December 31, 2006, is primarily due to the Company's full valuation allowance against its deferred tax assets.

At September 30, 2007, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $31,900,000 and research and development credit carryforwards of approximately $793,000 available to offset future income that expire through 2022. Utilization of the carryforwards is dependent on generating future taxable income and will be limited by Internal Revenue Code Section 382 due to the more than 50% change in control in NPSWA's ownership in its acquisition by the Company in March 2006.

Note 13. Significant Agreements

Development Agreement with a Customer

The Company was party to a development agreement with a customer to develop proof-of-concept fuel cell power source prototypes (Phase I) and, if successful and elected by the customer, the development of fuel cell power sources (Phase II). The Company received $344,000 for certain services in Phase I and recognized revenue of $154,500 for the completion of the initial Phase I requirement in 2004 and deferred the balance of $189,500 until the related services are rendered and the final Phase I milestone is reached. The Company believes this will occur in 2008, at which time the customer will then have the right to choose whether or not to continue further with Phase II.

Employment Contract with the President and CEO

In March 2006, the Company entered into an employment contract with its President and CEO, Paul Abramowitz. The contract called for an annual salary of $270,000 plus customary executive benefits. Mr. Abramowitz agreed to defer $112,500 of the annual salary until the Company raised a minimum of $5,000,000. Mr. Abramowitz could then either receive the deferred amount or convert it to options that vested at 1/12 per month, effective March 2006, and were exercisable at $0.85 per share. Mr. Abramowitz received his deferred salary in full from proceeds of the public offering in May 2007 and all such options were cancelled.

On August 8, 2007, the Company entered into a new Employment Agreement with Mr. Abramowitz under the terms of which Mr. Abramowitz initially receives a base salary per annum of $275,000, an annual bonus at the reasonable discretion of the Company’s Board of Directors, and other usual and customary benefits and perquisites. The initial term of the Agreement commenced on August 1, 2007 and continues until December 31, 2008, unless terminated earlier pursuant to the terms of the Employment Agreement. The Agreement will be automatically renewed for an additional two-year term, unless either party gives written notice of its intention to terminate the Employment Agreement at least six months prior to the automatic renewal date.

If Mr. Abramowitz is terminated without cause or resigns for good reason, his benefits would include the following: (i) his salary prorated through the date of termination, together with any accrued benefits, (ii) a lump sum cash severance payment equal to one year of additional salary, (iii) all unvested stock options will immediately become vested, and (iv) all fringe benefits shall continue for a period of two years from the date of termination.

Services Agreement with the Executive Chairman

On August 17, 2007, the Company entered into a Services Agreement with Dan Rosen, our Executive Chairman whereby Dr. Rosen will be the primary company spokesperson and liaison to the investment community. Dr. Rosen is paid a monthly fee of $18,750 of which $12,500 is currently being deferred. Dr. Rosen also received options to acquire 1,000,000 shares of Company common stock at an exercise price of $ 0.245 per share of which 250,000 vested upon grant and 250,000 will vest every three months through May 17, 2008.

Employment Contract with the Chief Operating Officer

On September 17, 2007, the Company entered into an Employment Agreement with Dr. Gerard C. (Chris) D’Couto, who was appointed as our Chief Operating Officer. Under the terms of the Agreement, he will initially receive a base salary of $225,000 per annum, a bonus equal to 50% of his base salary upon the completion of certain milestones, the usual and customary executive benefits and perquisites and 2,250,000 stock options. The options vest 750,000 upon grant and 750,000 on each of March 17, 2008, and June 17, 2008, and all unvested options will immediately vest in the event of a change in control. In the event Dr. D’Couto’s employment is terminated (i) for any reason other than for cause or a winding down of our operations or (ii) due to a change in control where he is not offered a comparable position at a similar compensation, Dr. D'Couto will be entitled to a severance payment equal to six months of his then current base salary.

Novellus

In connection with the acquisition of NPSWA by the Company, Novellus, a current stockholder of the Company and a former stockholder of NPSWA, agreed to cancel warrants of NPSWA it held and the Company agreed to pay by November 30, 2006, approximately $150,000 owed to Novellus for services. In addition, on May 24, 2006, the Company and Novellus negotiated the final terms of a new collaboration agreement and on May 26, 2006, the Company issued 4,705,000 new warrants to Novellus, which are described in detail in Note 11. The Company paid the $150,000 to Novellus from proceeds of the public offering in May 2007.

Based on the current status of development of a military battery replacement fuel cell and particularly in light of our focus on developing a closed loop system, we believe it is unlikely that the above milestones will be met either on their initial or extended target dates. As a result. we are currently in negotiations with Novellus regarding a replacement for the current technology collaboration agreement and warrant agreement. There can be no assurance that such replacement agreements will be successfully negotiated.

Crystal Research Associates

On April 7, 2006, the Company signed a contract with CRA for market research. The cost of the research program was $35,000 plus out-of-pocket expenses and 200,000 warrants, which are described in detail in Note 11.

Danfoss A/S

In June 2006, the Company entered into a research agreement with Danfoss A/S, ("Danfoss"), a Danish company. The costs of Danfoss' services were estimated to be $280,000, of which approximately $70,000 was incurred in the nine months ended September 30, 2007 and approximately $98,000 was incurred in the year ended December 31, 2006. Danfoss also agreed to grant a license to the Company so that any specific Danfoss technology or software can be used by the Company and the technology that is developed jointly will be owned by the Company. The Company will pay a royalty of 3% of the sales value of certain products and technology that arise from this agreement. In December 2007, this contract terminated due to difficulties encountered by Danfoss in completing the requirements for Phase 3. The Company is now negotiating with a U.S. based firm that is able to complete what is necessary to finish Phase 3.

Note 14. Commitments and Contingencies

The Company currently leases both its corporate headquarters and laboratory facilities on a month-to-month basis and also is negotiating with the landlord for a new space in which we intends to combine our operating and administrative personnel. As of September 30, 2007, monthly minimum rental and related payments were approximately $14,600 per month. Rental expense was approximately $133,940 and $186,000 for the nine months ended September 30, 2007 and year ended December 31, 2006, respectively.

The Company's former securities counsel claims it is owed $200,000 for legal fees. The Company believes that there is an agreement in place to cap these fees at $60,000. No formal legal action has been taken in this matter.

On November 26, 2007, the Company entered into a Settlement Agreement and Mutual Release with its former placement agent, Burt Martin Arnold Securities, Inc., and the lawsuit it filed on December 5, 2006, has been dismissed with prejudice. The Company agreed to deliver 350,000 fully registered shares of its common stock. If a registration statement does not become effective within 120 days, the Company will satisfy the settlement obligation with a cash payment of $105,000.

Note 15. Related Party Transactions

See Note 7 regarding certain stockholders loaning the Company money and the contributions of warrants to purchase Company common stock owned by a stockholder to the lending stockholders.

See Notes 8 regarding the transfer of treasury shares to the Company by certain former preferred stockholders.

See Note 10 regarding the Plan Committee receiving stock options under the Plan.

See Notes 11 and 13 regarding an agreement with Novellus, a former stockholder of NPSWA.

See Note 13 regarding employment and services contracts with certain officers of the Company.

In July 2007, the Company issued 28,000 shares of common stock to David M. Barnes, the Company's Chief Financial Officer, in payment of monies due for services rendered. The shares were valued at $15.400.

Note 16. Acquisition of NPSWA

On March 9, 2006, NPSWA entered into an Agreement and Plan of Merger ("the Merger Agreement") with GMI, a Nevada public shell corporation, Growth Acquisition Corp. ("GAC"), a Washington corporation, Summit Trading Limited ("STL"), a British Virgin Islands corporation, and Special Investments Acquisition Associates LLC ("SIAA"), a Delaware limited liability company. The Merger Agreement was further amended on April 12, 2006. By virtue of this merger, GMI became the parent corporation of NPSWA and owns 100% of its capital stock. Following the merger, GMI changed its corporate name to Neah Power Systems, Inc. ("NPSNV").

In February 2006, NPSWA converted all of its shares of Series A and Series B Preferred Stock to Common Stock and amended its Articles of Incorporation to eliminate such classes of Preferred Stock and to create a new series of preferred stock known as Series A. New Common shares were then issued for the old Common shares in the ratio of one (1) new share for ten (10) old shares. Upon completion of this reverse stock split, 7,990,457 shares of the NPSWA's Common Stock were issued and outstanding.

Prior to the merger, GMI was an inactive shell corporation and had engaged in no substantive business operations since 2003. Prior to its acquisition of NPSWA, a total of 10,481,534 shares of common stock of GMI were issued and outstanding.

Under the terms of the merger, the 7,990,457 outstanding Common shares of NPSWA were converted into 26,203,858 shares of common stock of NPSNV and all outstanding NPSWA stock options and warrants were cancelled. In addition, NPSNV contributed $500,000 to the working capital of NPSWA.

Immediately prior to the Merger, 6,500,000 shares of NPSNV Series A Convertible Preferred Stock were sold to two entities, for an aggregate of $6,500. These shares were convertible into 58,875,030 shares of NPSNV common stock (exclusive of an additional 3,753,000 shares set aside as treasury shares for delivery upon the exercise of warrants) and were automatically convertible into such common stock if NPSNV or NPSWA completed an equity or equity type financing for an additional $1,500,000.

The president and CEO of the Company, Paul Abramowitz, and members of his family had a beneficial interest in approximately 50% of the shares described above upon their issuance. In addition, members of the Abramowitz family were indirect former stockholders of NPSWA and received, on a pro rata basis, an additional 93,927 shares of NPSNV common stock in the Merger. The Series A Preferred Stock automatically converted on April 27, 2006, effective with the closing of the private placement described in Note 9.

The series A and B convertible preferred stock of NPSWA had conversion rights from the original issue date and on each date when subsequently issued. As part of the acquisition by GMI, all Preferred Shareholders were required to convert into common stock in order that the number of shares of NPSWA to be exchanged for NPSNV shares would be a specific number subsequent to the one-for-ten reverse split.

The acquisition was recorded as a reverse merger for accounting purposes, which the SEC considers to be equivalent to a recapitalization. NPSNV is the legal parent of NPSWA but these financial statements, other than capital stock accounts, are those of NPSWA. A summary of the entries to record the acquisition follows (in thousands of dollars):

	GMI - (Neah Power - Nevada)				Neah - (Neah Power - Washington)
	@				@						Consol.
	Merger	Merger		Post-	Merger	Merger		Post-	Consol.		- Post-
	Date	Adj.		merger	Date	Adj.		merger	Adj		merger
ASSETS:
Assets	$506.5			$506.5	$1,189.4			$1,189.4	($500.0	)(4)	$1,195.9
Investment in NPS-Nev				0.0		506.5	(3)	506.5	(506.5	)(5)	0.0
TOTAL ASSETS	$506.5	$0.0		$506.5	$1,189.4	$506.5		$1,695.9	($1,006.5)		$1,195.9

LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES	$0.0			$0.0	$1,972.4			$1,972.4	($500.0	)(4)	$1,472.4

SHAREHOLDERS' EQUITY:
GMI:
Preferred Stock	6.5			6.5							6.5
Common Stock	10.5	26.2	(1)	36.7							36.7
APIC	75.8	(26.2	)(1)	49.6					(49.6	)(5)	0.0
Retained Earnings (Accum. Deficit)	413.8			413.8					(413.8	)(5)	0.0
Neah: Preferred Stock -Series A					0.0	6.5	(3)	6.5	(6.5	)(5)	0.0
Common Stock					19,251.8	(19,225.6	)(2)	36.7	(36.7	)(5)	0.0
						10.5	(3)				0.0
APIC					3,124.3	19,225.6	(2)	22,839.4			22,839.4
						489.5	(3)				0.0
Retained Earnings (Accum. Deficit)					(23,159.2)			(23,159.2)			(23,159.2)
TOTAL SHAREHOLDERS' EQUITY:	506.5	0.0		506.5	(783.1)	506.5		(276.6)	(506.5)		(276.6)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY:	$506.5	$0.0		$506.5	$1,189.4	$506.5		$1,695.9	($1,006.5)		$1,195.9

Footnotes:

1. Record acquisition of Neah Power - Washington by Growth Mergers (Neah Power - Nevada). The offsetting debit to the credit to Growth Mergers Common Stock is to Additional Paid-In Capital rather than to an Investment account because the subsidiary (Neah Power - Washington) will be treated as if it were the acquirer.

2. Recapitalize Neah Power - Washington Common Stock so that the number of shares issued and par value is the same as Growth Mergers (Neah Power - Nevada) (36,685,392 shares at $0.001 per share).

3. Record the book value of the net assets of Growth Mergers (Neah Power - Nevada) on the books of Neah Power - Washington as if Neah Power - Washington were the acquirer.

4. Eliminate intercompany advance.

5. Eliminate Neah Power - Washington's investment in Neah Power - Nevada.

Note 17. Subsequent Events

On November 9, 2007, the Company sold a 10% convertible secured promissory note due January 1, 2009 to EPD Investment Co., LLC (“EPD”) for gross proceeds of $500,000. The note is convertible to shares of common stock at $0.29 per share. EPD will receive 1.25 million common shares and a 5-year warrant to purchase 500,000 shares at $0.29 per share, as well as additional shares if we do not repay the loan or effect a registration statement for the shares by specified dates.  The note is secured by common shares valued at five times the outstanding note balance, and is further secured by a security interest in substantially all of our assets until 45 days after a registration statement for all shares is declared effective.

On November 13, 2007, as consideration and security for the EPD financing, the Company issued 12.5 million shares of common stock to be held in escrow pursuant to the terms of the purchase agreement and related transaction agreements. The Company also issued the five-year warrants to purchase up to 500,000 additional shares of our common stock at $0.29 per share. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by us not involving any public offering.

On November 28, 2007, the Company sold a 12% convertible secured promissory note due June 28, 2008 to CAMHZN Master LDC (“CAMHZN”) for gross proceeds of $500,000. $315,000 was received at the closing, net of costs of $35,000 and the remaining $150,000 will be paid to the Company upon our registration statement becoming effective. The Company will file a registration statement with the Securities and Exchange Commission immediately following the filing of this Form 10-KSB. There is a penalty of $10,000 per month for any delays in the Company's registration statement being declared effective. The note is convertible to shares of common stock at $3.00 per share. CAMHZN will receive 1.1 million common shares and a 5-year warrant to purchase 250,000 shares at $0.22 per share, as well as additional shares if the Company does not repay the loan or effect a registration statement for the shares by specified dates. The note is secured by 8,000,000 shares of the Company's common stock.

As consideration and security for this financing, the Company issued 10.5 million shares of common stock to be held in escrow pursuant to the terms of the letter agreement and related transaction agreements. The Company also issued five-year warrants to purchase up to 250,000 additional shares of our common stock at $0.22 per share. These securities were issued without registration pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933, as a transaction by the Company not involving any public offering.

The Company also received gross proceeds of approximately $126,000 in November 2007 from exercises of warrants issued in connection with our underwritten public offering, at an agreed amended exercise price of $0.20 per share for a six day period in October 2007 pursuant to an amendment to the warrant exercise agreements. The Company has agreed to pay Jessup & Lamont Capital Markets, Inc. and its affiliate Jessup & Lamont Securities Corporation a placement fee of 10% of the gross proceeds from such exercises.

See Note 14 for information about the settlement with the placement agent for the Company's April 2006 private placement.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

All dealers effecting transactions in the common stock and warrants offered hereby, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters.

Common Stock

PROSPECTUS

Neah Power Systems, Inc.
__________, 2008

EXHIBITS

No.	Description

3.1	Articles of Incorporation, as amended (1)

3.2	Amended and Restated By-laws (1)

3.3	Certificate of Designation of Series A Preferred Stock (1)

3.4	Certificate of Merger (1)

4.1	Form of Stock Certificate for Common Stock (1)

4.2	Form of Stock Certificate for Preferred Stock (1)

5.1	Opinion of Dreier Stein Kahan Browne Woods George LLP

10.1	Engagement Letter, dated as of March 20, 2006 by and between Neah and BMA Securities, Inc. (2)

10.2	Agreement and Plan of Merger among Neah Power Systems, Inc., Growth Mergers, Inc. and Growth Acquisitions Inc. (2)

10.3	Amendment to Agreement and Plan of Merger among Neah Power Systems, Inc., Growth Mergers, Inc. and Growth Acquisitions Inc. (2)

10.5	Form of warrant to purchase 3,753,000 shares of common stock (1)

10.6	Collaboration Agreement effective April 1, 2004 between Novellus Systems, Inc. and Neah Power Washington (5)

10.7	Letter Agreement extending the Collaboration Agreement, dated May 24, 2006 by and among Novellus Systems, Inc. , Neah Power Washington and Neah Power Systems, Inc. (2)

10.8	Amendment to Letter Agreement extending the Collaboration Agreement, dated August 22, 2006 by and among Novellus Systems, Inc., Neah Power Washington and Neah Power Systems, Inc. (3)

10.9	Amendment to Letter Agreement extending the Collaboration Agreement, dated August 22, 2006 by and among Novellus Systems, Inc., Neah Power Washington and Neah Power Systems, Inc. (7)

10.10	Warrant issued to Novellus Systems, Inc. (2)

10.11	Option Agreement issued to Dr. John Drewery (2)

10.12	Stock Option Plan (2)

10.13	Form of Stock Option Agreement (2)

10.14	Development Agreement by and between Neah Power Washington and Thales Communications, Inc. dated December 19, 2003 (3)

10.15	Amendment No. 1 to Development Agreement by and between Neah Power Washington and Thales Communications, Inc. dated July 28, 2004 (2)

10.16	Employment Agreement of Paul Abramowitz dated August 1, 2007 (6)

10.17	Lease Agreement, dated as of March 5, 2001, by and between Teachers Insurance and Annuity Association of America and Neah Power Washington (3)

10.18	First Amendment to Lease Agreement, dated as of June 6, 2003, by and between Teachers Insurance and Annuity Association of America and Neah Power Washington (3)

10.19	Second Amendment to Lease Agreement, dated as of July 7, 2006, by and between Teachers Insurance and Annuity Association of America and Neah Power Washington (3)

10.20	Consultancy Agreement by and between Danfoss A/S and Neah Power Systems, Inc., dated as of June 14, 2006 (3)

10.21	Amendment to Letter Agreement extending the Collaboration Agreement, dated August 22, 2006 by and among Novellus Systems, Inc., Neah Power Washington and Neah Power Systems, Inc. (4)

10.22	Settlement Agreement and Mutual General Releases between Burt Martin Arnold Securities, Inc. and Neah Power Systems, Inc. dated as of November 26, 2007 (11)

10.23	Services Agreement between Neah Power Systems, Inc. and Daniel Rosen (7)

10.24	Employment Agreement Neah Power Systems, Inc. and Dr. Gerard C (Chris) D'Couto (8)

10.25	10% Convertible Secured Promissory Note to EPD Investment Co., LLC due January 1, 2009 (9)

10.26	Common Stock Purchase Warrant of EPD Investment Co., LLC (9)

10.27	Purchase Agreement between Neah Power Systems, Inc. and EPD Investment Co., LLC (9)

10.28	Security Interest Agreement dated as of November 12, 2007, between Neah Power Systems, Inc. and EPD Investment Co., LLC (9)

10.29	12% Secured Promissory Note to CAMHZN Master LDC due June 28, 2008 (9)

10.30	Common Stock Purchase Warrant of CAMHZN Master LDC (10)

10.31	Purchase Agreement dated as of November 28, 2007, between Neah Power Systems, Inc. and CAMHZN Master LDC (10)

10.32	Security Interest and Pledge Agreement dated as of November 28, 2007, between Neah Power Systems, Inc. and CAMHZN Master LDC (10)

10.33	Repayment Issuance Letter dated November 28, 2007, to CAMHZN Master LDC (10)

14.1	Code of Ethics(5)

21.1	Subsidiaries of the Registrant (2)

23.1	Consent of Dreier Stein Kahan Browne Woods George LLP (included in Exhibit 5.1)

23.2	Consent of Peterson Sullivan PLLC

(1) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on May 1, 2006 and incorporated herein by reference thereto.

(2) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on July 27, 2006 and incorporated herein by reference thereto.

(3) Filed as an Exhibit to the Registrant’s Registration Statement on Form 10-SB, filed on September 12, 2006 and incorporated herein by reference thereto.

(4) Filed as an Exhibit to the Registrant’s Current Report on Form 8-K, filed on September 28, 2006 and incorporated herein by reference thereto.

(5) Filed as an Exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 filed on May 3, 2007.

(6) Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on August 8, 2007, and incorporated herein by reference thereto.

(7) Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on August 17, 2007, and incorporated herein by reference thereto.

(8) Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on September 5, 2007, and incorporated herein by reference thereto.

(9) Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 9, 2007, and incorporated herein by reference thereto.

(10) Filed as an Exhibit to the Registrant's Current Report on Form 8-K, filed on November 28, 2007, and incorporated herein by reference thereto.

(11) Filed as an Exhibit to the Registrant's Current Report on Form 10-KSB, filed on January 14, 2008, and incorporated herein by reference thereto.

UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

    (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Los Angeles, State of California, on January 18, 2008.

NEAH POWER SYSTEMS, INC.

Date: January 18, 2008	By:	/s/ PAUL ABRAMOWITZ
Paul Abramowitz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Abramowitz and David Barnes, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ PAUL ABRAMOWITZ	President and Chief Executive Officer	January 18, 2008
Paul Abramowitz	(Principal Executive Officer)

/s/ DAVID M. BARNES	Chief Financial Officer	January 18, 2008
David M. Barnes	(Principal Financial and Accounting Officer)

/s/ DANIEL ROSEN	Executive Chairman	January 18, 2008
Daniel Rosen

/s/ LEROY OHLSEN	Chief Technology Officer and Director	January 18, 2008
Leroy Ohlsen

/s/ MICHAEL SOLOMON	Director	January 18, 2008
Michael Solomon

	Director	January 18, 2008
Buzz Aldrin